PROSPECTUS
2,132,076 SHARES
OF
AUXILIO, INC.
COMMON STOCK
_____________

This prospectus relates to the resale by the selling stockholders identified in this prospectus of up to 2,132,076 shares of our common stock, consisting of:

  175,000 shares of our common stock previously issued upon (i) the conversion of the principal amount owing under $3,000,000 Secured Convertible Term Note issued to Laurus Master Fund, LTD and (ii) the conversion of the interest accrued and owing under the note;

  478,527 shares of our common stock issuable upon exercise of the warrant issued to Laurus Master Fund, LTD in connection with the issuance of $3,000,000 Secured Convertible Term Note; and

  1,478,549 shares of our common stock issuable upon the exercise of currently outstanding warrants to purchase shares of our common stock.

The selling stockholders may sell their shares from time to time at the prevailing market price or in negotiated transactions. The selling stockholders will receive all of the net proceeds from the sale of the shares. We will, however, receive proceeds in the event that some or all of the warrants held by the selling stockholders are exercised with cash. We will pay the expenses of registration of the sale of the shares.

Our common stock trades on the Over-the-Counter (OTC) Bulletin Board®, an electronic stock listing service provided by the Nasdaq Stock Market, Inc. under the symbol “AUXO.OB”. On June 23, 2009, the last bid price for the common stock on the OTC Bulletin Board was $0.85 per share.

The selling stockholders, and any participating broker dealers are deemed to be “underwriters” within the meaning of the Securities Act of 1933, and any commissions or discounts given to any such broker dealer are regarded as underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their common stock.

Brokers or dealers effecting transactions in the shares should confirm the registration of these securities under the securities laws of the states in which transactions occur or the existence of an exemption from registration.

____________

BEGINNING ON PAGE 2, WE HAVE LISTED SEVERAL "RISK FACTORS" WHICH YOU SHOULD CONSIDER. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY BEFORE YOU MAKE YOUR INVESTMENT DECISION.

____________

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR PASSED ON THE ADEQUACY OR ACCURACY OF THE DISCLOSURES IN THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

____________

The date of this prospectus is August 10, 2009

TABLE OF CONTENTS

Prospectus Summary	1
Our Business	1
The Offering	1
Risk Factors	2
Use of Proceeds	4
Market for Common Equity and Related Stockholder Matters	5
Management’s Discussion and Analysis of Financial Condition and Results of Operations	6
Business	10
Directors and Executive Officers	13
Limitation on Liability and Indemnification of Directors and Officers	15
Executive and Director Compensation and Other Information	16
Security Ownership of Certain Beneficial Owners and Management	20
Certain Relationships and Related Transactions	21
Description of Securities	23
Selling Stockholders	25
Plan of Distribution	27
Changes in Certifying Accountants	27
Legal Matters	27
Experts	27
Reports to security holders	28
Where You Can Find Additional Information	28
Index to Financial Statements	F-1

     You should rely only on the information contained in or incorporated by reference into this prospectus. We have not, and the selling stockholders have not, authorized anyone, including any salesperson or broker, to give oral or written information about this offering, our company, or the shares of common stock offered hereby that is different from the information included in this prospectus. If anyone provides you with different information, you should not rely on it. This prospectus is an offer to sell only the securities offered by this prospectus under circumstances and in the jurisdictions where it is lawful to do so. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the date of delivery of this prospectus or any sales of these securities.

CAUTION REGARDING FORWARD LOOKING INFORMATION

     This prospectus contains “forward-looking statements” and information relating to our business that are based on our beliefs as well as assumptions made by us or based upon information currently available to us. When used in this prospectus, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “project”, “should” and similar expressions are intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements relating to our performance in “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation”. These statements reflect our current views and assumptions with respect to future events and are subject to risks and uncertainties. Actual and future results and trends could differ materially from those set forth in such statements due to various factors. Such factors include, among others: general economic and business conditions; industry capacity; industry trends; competition; changes in business strategy or development plans; project performance; the commercial viability of our products and offerings; availability, terms, and deployment of capital; and availability of qualified personnel. These forward-looking statements speak only as of the date of this prospectus. Subject at all times to relevant federal and state securities law disclosure requirements, we expressly disclaim any obligation or undertaking to disseminate any update or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any changes in events, conditions or circumstances on which any such statement is based. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

PROSPECTUS SUMMARY

     This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before investing in the common stock. You should carefully read the entire prospectus, including other prospectus supplements, “Caution Regarding Forward-Looking Information,” “Risk Factors” and the financial statements, before making an investment decision.

Business

     Auxilio, Inc. was incorporated under the laws of the State of Nevada on August 29, 1995, under the name Corporate Development Centers, Inc. As a result of a series of transactions, which are more fully described in the section entitled “Business” below, in April 2004, we changed our name to Auxilio, Inc. Where appropriate, references to “Auxilio”, the “Company,” “we” or “our” include Auxilio, Inc., Auxilio Solutions, Inc. and e-Perception Technologies, Inc.

     Auxilio provides total outsourced document image management services and related financial and business processes for major healthcare facilities. Our proprietary technologies and unique processes assist hospitals, health plans and health systems with strategic direction and services that reduce document image expenses, increase operational efficiencies and improve the productivity of their staff. Auxilio’s analysts, consultants and resident hospital teams work with senior hospital financial management and department heads to determine the best possible long term strategy for managing the millions of document images produced by their facilities on an annual basis. Auxilio’s document image management programs help our clients achieve measurable savings and a fully outsourced process. Auxilio's target market includes medium to large hospitals, health plans and healthcare systems.

     Our principal executive offices are located at 27401 Los Altos, Suite 100, Mission Viejo, 92691 and our telephone number is (949) 614-0700. Our corporate website is www.auxilioinc.com. The information found on our website is not intended to be part of this prospectus and should not be relied upon by you when making a decision to invest in our common stock.

The Offering

     This prospectus relates to the resale by the selling stockholders identified in this prospectus of up to 2,132,076 shares of our common stock, consisting of:

     • 175,000 shares of our common stock issued upon (i) the conversion of the principal amount owing under $3,000,000 Secured Convertible Term Note issued to Laurus Master Fund, LTD and (ii) the conversion of the interest accrued and owing under the note;

     • 478,527 shares of our common stock issuable upon exercise of the warrant issued to Laurus Master Fund, LTD in connection with the issuance of $3,000,000 Secured Convertible Term Note; and

     • 1,478,549 shares of our common stock issuable upon the exercise of currently outstanding warrants to purchase shares of our common stock.

     The common shares offered under this prospectus may be sold by the selling stockholders on the public market, in negotiated transactions with a broker-dealer or market maker as principal or agent, or in privately negotiated transactions not involving a broker or dealer. We will not receive any proceeds from the sale of our common stock by the selling stockholders. We will, however, receive proceeds in the event that some or all of the warrants held by the selling stockholders are exercised with cash. See “Use of Proceeds.” Information regarding the selling stockholders, the common shares they are offering to sell under this prospectus, and the times and manner in which they may offer and sell those shares is provided in the sections of this prospectus captioned “Selling Stockholders” and “Plan of Distribution.” Our common stock trades on the Over-the-Counter (OTC) Bulletin Board®, an electronic stock listing service provided by the Nasdaq Stock Market, Inc. under the symbol “AUXO.OB”. On June 23, 2009, the last bid price for our common stock on the OTC Bulletin Board was $0.85 per share.

     As of April 27, 2009, we had 18,950,401 shares of common stock outstanding. The number of shares registered under this prospectus would be approximately 11.25% of the total common stock outstanding, assuming the conversion of the notes being registered hereunder, and the interest accruing thereon, into shares of common stock and the exercise of all warrants to purchase common stock being registered hereunder.

RISK FACTORS

     You should carefully consider the risks described below before buying shares of our common stock in this offering. The risks and uncertainties described below are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may impair our business operations. If any of the adverse events described in this risk factors section actually occur, our business, results of operations and financial condition could be materially adversely affected, the trading price of our common stock could decline and you might lose all or part of your investment. We make various statements in this section which constitute “forward-looking” statements under Section 27A of the Securities Act. Forward-looking statements set forth estimates of, or our expectations or beliefs regarding, our future financial performance. Those estimates, expectations and beliefs are based on current information and are subject to a number of risks and uncertainties that could cause our actual operating results and financial performance in the future to differ, possibly significantly, from those set forth in the forward-looking statements contained in this prospectus and, for that reason, you should not place undue reliance on those forward-looking statements. Those risks and uncertainties include, although they are not limited to, the following:

WE HAVE A LIMITED OPERATING HISTORY WITH RESPECT TO OUR CORE BUSINESS STRATEGY.

     Our business was incorporated in March 2000. During March and April of 2004, we entered into two transactions which changed the Company’s business operations and revenue model. In March 2004, the Company sold its survey and assessment software to Workstream, Inc. In April 2004, the Company completed an acquisition of The Mayo Group and as a result of such acquisition, entered the Image Management industry. The future revenue opportunity is focused on providing outsourced financial and business processes for image management in healthcare. We have limited operating history in this industry on which to base an evaluation of our business and prospects, and any investment decision must be considered in light of the risks and uncertainties encountered by companies in the early stages of development. Such risks and uncertainties are frequently more severe for those companies operating in new and rapidly evolving markets.

Some of the factors upon which our success will depend include (but are not limited to) the following:

  the market’s acceptance of our products and services;

  the emergence of competitors in our target market, and the quality and development of their products and services.

In order to address these risks, we must (among other things) be able to:

  successfully complete the development of our products and services;

  modify our products and services as necessary to meet the demands of our market;

  attract and retain highly skilled employees; and

  respond to competitive influences.

On an ongoing basis, we cannot be certain that we will be able to successfully address any of these risks.

WE FACE SUBSTANTIAL COMPETITION FROM BETTER ESTABLISHED COMPANIES THAT MAY HAVE SIGNIFICANTLY GREATER RESOURCES WHICH COULD LEAD TO REDUCED SALES OF OUR PRODUCTS.

     The market for our products and services is competitive and is likely to become even more competitive in the future. Increased competition could result in pricing pressures, reduced sales, reduced margins or the failure of our products and services to achieve or maintain market acceptance, any of which would have a material adverse effect on our business, results of operations and financial condition. Many of our current and potential competitors enjoy substantial competitive advantages, such as:

  greater name recognition and larger marketing budgets and resources;

  established marketing relationships and access to larger customer bases;

  substantially greater financial, technical and other resources; and

  larger technical and support staffs.

     As a result, our competitors may be able to respond more quickly than we can to new or changing opportunities, technologies, standards or customer requirements. For all of the foregoing reasons, we may not be able to compete successfully against our current and future competitors.

THE COMPANY HAS A HISTORY OF LOSSES AND MAY NEED ADDITIONAL FINANCING TO CONTINUE ITS OPERATIONS, AND SUCH FINANCING MAY NOT BE AVAILABLE UPON FAVORABLE TERMS, IF AT ALL.

     Though the Company experienced net operating income of $572,862 for the fiscal year ended December 31, 2008 and net operating income of $699,608 for the fiscal year ended December 31, 2007, we experienced a net operating loss of $3,402,618 for the fiscal year ended December 31, 2006, and a net operating loss of $3,527,450 for the fiscal year ended December 31, 2005. In addition, the Company repaid a total of $1,332,000 due to Laurus Master Fund in April 2009. There can be no assurances that the Company will be able to operate profitably in the future including generating sufficient cash to repay its existing debt obligations. In the event that the Company is not successful in implementing its business plan, the Company will require additional financing in order to succeed. There can be no assurance that additional financing will be available now or in the future on terms that are acceptable to the Company. If adequate funds are not available or are not available on acceptable terms, the Company may be unable to develop or enhance its products and services, take advantage of future opportunities or respond to competitive pressures, all of which could have a material adverse effect on the Company's business, financial condition or operating results.

WE ARE DEPENDENT UPON OUR VENDORS TO CONTINUE TO SUPPLY US EQUIPMENT, PARTS, SUPPLIES, AND SERVICES AT COMPARABLE TERMS AND PRICE LEVELS AS THE BUSINESS GROWS.

     Our access to equipment, parts, supplies, and services depends upon our relationships with, and our ability to purchase these items on competitive terms from our principal vendors. We do not enter into long-term supply contracts with these vendors and we have no current plans to do so in the future. These vendors are not required to use us to distribute their equipment and are free to change the prices and other terms at which they sell to us. In addition, we compete with the selling efforts of some of these vendors. Significant deterioration in relationships with, or in the financial condition of, these significant vendors could have an adverse impact on our ability to sell and lease equipment as well as our ability to provide effective service and technical support. If one of these vendors terminates or significantly curtails its relationship with us, or if one of these vendors ceases operations, we would be forced to expand our relationships with our existing vendors or seek out new relationships with previously-unused vendors.

WE ARE DEPENDENT UPON OUR LARGEST CUSTOMERS.

     The loss of any key customer could have a material adverse effect upon the Company’s financial condition, business, prospects and results of operation. The Company's two largest customers represent approximately 54% of the Company's revenues for the year ended December 31, 2008. Although the Company anticipates that these customers will represent less than 29% of revenue for 2009 and 2010, the loss of these customers may contribute to our inability to operate as a going concern and may require us to obtain additional equity funding or debt financing (beyond the amounts described above) to continue our operations. We cannot be certain that we will be able to obtain such additional financing on commercially reasonable terms, or at all.

FURTHER TIGHTENING OF CREDIT MARKETS COULD ADVERSELY AFFECT THE COMPANY BY LIMITING OUR CUSTOMERS’ ABILITY TO BORROW OR OTHERWISE OBTAIN EQUIPMENT FINANCING.

     The Company’s growth plans are dependent on, among other things, the ability of its customers to obtain equipment financing to pay the company for equipment provided. The tightening of credit markets could make it more difficult for the Company’s customers to borrow or otherwise obtain the financing required to pay the company for such equipment.

WE ARE DEPENDENT ON OUR MANAGEMENT TEAM AND THE UNEXPECTED LOSS OF ANY KEY MEMBER OF THIS TEAM MAY PREVENT US FROM IMPLEMENTING OUR BUSINESS PLAN IN A TIMELY MANNER OR AT ALL.

       Our future success depends on the continued services and performance of our management team and our key employees and their ability to work together effectively. If our management team fails to work together effectively, our business could be harmed. Although we believe we will be able to retain these key employees, and continue hiring qualified personnel, our inability to do so could materially adversely affect our ability to market, sell, and enhance our services. The loss of key employees or our inability to hire and retain other qualified employees could have a material adverse effect on our business, prospects, financial condition and results of operations.

THE MARKET MAY NOT ACCEPT OUR PRODUCTS AND SERVICES AND OUR PRODUCTS AND SERVICES MAY NOT ADDRESS THE MARKET’S REQUIREMENTS.

     Our products and services are targeted to the healthcare market, a market in which there are many competing service providers. Accordingly, the demand for our products and services is very uncertain. The market may not accept our products and services. Even if our products and services achieve market acceptance, our products and services may fail to address the market's requirements adequately.

IF WE FAIL TO PROVIDE SERVICES, OUR REVENUES AND PROFITABILITY WOULD BE HARMED.

     Our services are integral to the successful deployment of our solutions. If we do not effectively service and support our customers, our revenues and operating results would be harmed.

IF WE NEED ADDITIONAL FINANCING TO MAINTAIN AND EXPAND OUR BUSINESS, FINANCING MAY NOT BE AVAILABLE ON FAVORABLE TERMS, IF AT ALL.

     We may need additional funds to expand or meet all of our operating needs. If we need additional financing, we cannot be certain that it will be available on favorable terms, if at all. Further, if we issue equity securities, stockholders will experience additional dilution and the equity securities may have seniority over our common stock. If we need funds and cannot raise them on acceptable terms, we may not be able to:

  Develop or enhance our service offerings;

  Take advantage of future opportunities; or

  Respond to customers and competition.

WE MUST MANAGE GROWTH TO ACHIEVE PROFITABILITY.

     To be successful, we will need to implement additional management information systems, develop further our operating, administrative, financial and accounting systems and controls and maintain close coordination among our executive, finance, marketing, sales and operations organizations. Any failure to manage growth effectively could materially harm our business.

STOCKHOLDERS WILL EXPERIENCE DILUTION AS A RESULT OF THE COMPANY’S STOCK OPTION PLANS.

     The Company has granted stock options to its employees and anticipates granting additional stock options to its employees in order to remain competitive with the market demand for such qualified employees. As a result, investors could experience dilution.

IT MAY BE DIFFICULT FOR A THIRD PARTY TO ACQUIRE US EVEN IF DOING SO WOULD BE BENEFICIAL TO OUR STOCKHOLDERS.

     Some provisions of our Articles of Incorporation, as amended, and Bylaws, as well as some provisions of Nevada or California law, may discourage, delay or prevent third parties from acquiring us, even if doing so would be beneficial to our stockholders.

WE DO NOT INTEND TO PAY DIVIDENDS.

     We have never declared or paid any cash dividends on our common stock. We currently intend to retain any future earnings to fund growth and, therefore, do not expect to pay any dividends in the foreseeable future.

FUTURE SALES OF RESTRICTED SHARES COULD ADVERSELY AFFECT THE PRICE OF OUR COMMON STOCK AND LIMIT OUR ABILITY TO COMPLETE ADDITIONAL FINANCING.

     Although our shares are currently trading on the OTC Bulletin Board, the volume of trading of our common stock and the number of shares in the public float are small. Sales of a substantial number of shares of our common stock into the public market in the future could materially adversely affect the prevailing market price for our common stock. In connection with our acquisition of TMG, we issued approximately 4,000,000 shares of common stock, all of which became eligible for resale pursuant to Rule 144 of the Securities Act in 2005. Such a large "over-hang" of stock eligible for sale in the public market may have the effect of depressing the price of our common stock, and make it difficult or impossible for us to obtain additional debt or equity financing.

OUR STOCK PRICE HAS FLUCTUATED AND COULD CONTINUE TO FLUCTUATE SIGNIFICANTLY.

     The market price for our common stock has been, and is likely to continue to be, volatile. The following factors may cause significant fluctuations in the market price of our ordinary shares:

  Fluctuations in our quarterly revenues and earnings or those of our competitors;

  Shortfalls in our operating results compared to levels expected by the investment community;

  Announcements concerning us or our competitors;

  Announcements of technological innovations;

  Sale of shares or short-selling efforts by traders or other investors;

  Market conditions in the industry; and

  The conditions of the securities markets.

     The factors discussed above may depress or cause volatility of our share price, regardless of our actual operating results.

OUR COMMON STOCK IS LISTED ON THE OTC BULLETIN BOARD, AND AS SUCH, IT MAY BE DIFFICULT TO RESELL YOUR SHARES OF STOCK AT OR ABOVE THE PRICE YOU PAID FOR THEM OR AT ALL.

     Our common stock is currently trading on the OTC Bulletin Board. As such, the average daily trading volume of our common stock may not be significant, and it may be more difficult for you to sell your shares in the future at or above the price you paid for them, if at all. In addition, our securities may become subject to "penny stock" restrictions, including Rule 15g-9 under the Securities Exchange Act of 1934, as amended, which imposes additional sales practice requirements on broker-dealers, such as requirements pertaining to the suitability of the investment for the purchaser and the delivery of specific disclosure materials and monthly statements. The Securities and Exchange Commission has adopted regulations that generally define a "penny stock" to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. The exceptions include exchange-listed equity securities and any equity security issued by an issuer that has:

  net tangible assets of at least $2,000,000, if the issuer has been in continuous operation for at least three years, or net tangible assets of at least $5,000,000, if the issuer has been in continuous operation for less than three years; or

  average annual revenue of at least $6,000,000 for the last three years.

     While we are presently not subject to "penny stock" restrictions, there is no guarantee that we will be able to meet any of the exceptions to our securities from being deemed as "penny stock" in the future. If our securities were to become subject to "penny stock" restrictions, broker-dealers may be less willing or able to sell and/or make a market in our common stock. In addition, the liquidity of our securities may be impaired, not only in the number of securities that can be bought and sold, but also through delays in the timing of the transactions, reduction in securities analysts' and the news media's coverage of us, adverse effects on the ability of broker-dealers to sell our securities, and lower prices for our securities than might otherwise be obtained.

USE OF PROCEEDS

     Although we may receive cash proceeds from the exercise of warrants cash related to the issuance of common stock covered by this prospectus, we will not receive any proceeds from the sale of our common stock by the selling stockholders. Any net proceeds from the sale of our common stock offered pursuant to this prospectus will be received by the selling stockholders. We intend to use the proceeds received by us from the cash exercise of the warrants for working capital and general corporate purposes.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     The Company’s common stock currently trades on the Over-the-Counter Bulletin Board (OTC), under the trading symbol of “AUXO.OB”. Because we are listed on the OTC, our securities may be less liquid, receive less coverage by security analysts and news media, and generate lower prices than might otherwise be obtained if they were listed on another exchange.

     The following table sets forth for each quarter during fiscal years 2008 and 2007 and for the most recent fiscal quarter the high and low bid quotations for shares of Auxilio Common Stock as reported on the OTC.

Quarter	Low	High
January 1, 2007—March 31, 2007	$0.42	$1.04
April 1, 2007—June 30, 2007	$0.71	$0.90
July 1, 2007—September 30, 2007	$0.62	$1.15
October 1, 2007—December 31, 2007	$1.06	$1.95
January 1, 2008—March 31, 2008	$1.21	$1.86
April 1, 2008—June 30, 2008	$1.60	$2.05
July 1, 2008—September 30, 2008	$1.50	$2.34
October 1, 2008—December 31, 2008	$0.60	$1.76
January 1, 2009—March 31, 2009	$0.41	$0.90

     On March 31, 2009, we had approximately 607 stockholders of record. On June 23, the last reported sales price of our common stock on the OTC was $0.85 per share.

     We have not paid any dividends on our Common Stock and do not expect to do so in the foreseeable future. We intend to apply our earnings, if any, to expanding our operations and related activities. The payment of cash dividends in the future will be at the discretion of the Board of Directors and will depend upon such factors as earnings levels, capital requirements, our financial condition and other factors deemed relevant by the Board of Directors. In addition, our ability to pay dividends is limited under current loan agreements, which restrict or prohibit the payment of dividends.

Equity Compensation Plan Information

     The following table provides certain information as of December 31, 2008 with respect to Auxilio’s equity compensation plans under which equity securities of Auxilio are authorized for issuance.

Number of
	Number of		Securities
	Securities to be		Remaining
	Issued Upon	Weighted Average	Available for Future
	Exercise of	Exercise Price of	Issuances Under
	Outstanding	Outstanding	Plans (excluding
	Options, Warrants	Options, Warrants	securities reflected
Plan Category	and Rights	and Rights	in column (a)
	(a)	(b)	(c)
Equity compensation plans approved by security holders (1):	4,385,186	$1.15	66,064

Equity compensation plans not approved by security holders (2):	2,170,204	$1.37	-

Total	6,555,390		66,064

(1)	These plans consist of the 2000 Stock Option Plan, 2001 Stock Option Plan, the 2003 Stock Option Plan, the 2004 Stock Option Plan and the 2007 Stock Option Plan.

(2)	From time to time and at the discretion of the Board of Directors the Company may issue warrants to key individuals or officers of the Company as performance based compensation.

MANAGEMENT’S DISCUSSION AND ANALYSIS AND RESULTS OF OPERATIONS

Forward Looking Statements.

     This discussion contains statements regarding operating trends and our beliefs and expectations regarding our future financial performance and future financial condition (which are referred to as “forward looking statements”). The consequences of those operating trends on our business and the realization of our expected future financial results, which are discussed in those statements, are subject to the uncertainties and risks described in this Prospectus under the caption “Risk Factors.” Due to those uncertainties and risks, the duration and effects of those operating trends on our business and our future financial performance may differ, possibly significantly, from those that are currently expected as set forth in the forward looking statements. As a result, you should not place undue reliance on those forward looking statements.

Introduction

     The following discussion presents information about our consolidated results of operations, financial condition, liquidity and capital resources and should be read in conjunction with our consolidated financial statements and the notes thereto included elsewhere in this Prospectus.

Overview

     Auxilio, Inc. and its wholly owned subsidiary, Auxilio Solutions, Inc., (Auxilio) provide integration strategies and outsourced services for document image management in healthcare facilities. The Company helps hospitals and health systems reduce expenses and create manageable, dependable document image management programs by managing their back-office processes. The process is initiated through a detailed proprietary Image Management Assessment (IMA). The IMA is a strategic, operational and financial analysis that is performed at the customer’s premises using a combination of proprietary processes and innovative web based technology for data collection and report generation. After the IMA and upon engagement, Auxilio capitates the cost of the entire document image management process for the customer and places a highly trained resident team on site to manage the entire process in accordance with our Image Management Maturity Model (IM3™). Auxilio is focused solely on the healthcare industry.

Application of Critical Accounting Policies

     Our discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate these estimates, including those related to stock-based compensation, customer programs and incentives, bad debts, inventories, intangible assets, income taxes, contingencies and litigation. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

     We consider the following accounting policies to be both those most important to the portrayal of our financial condition and those that require the most subjective judgment:

  Revenue recognition;

  Stock-based compensation;

  Accounting for income taxes; and

  Impairment of intangible assets.

Please also see disclosures in Note 1 of the financial statements for the Company’s summary of significant accounting policies.

Results of Operations

Year Ended December 31, 2008 Compared to the Year Ended December 31, 2007

Net Revenue

     Revenues consist of equipment sales and ongoing service and supplies. Net revenue increased $1,423,066 to $21,016,012 for the year ended December 31, 2008, as compared to the same period in 2007. The increase in revenue is primarily attributed to increases in recurring services revenues generated from new customers and expansion of services at existing customers. Auxilio added a new customer in March 2007 and another in August 2008.

Cost of Revenue

     Cost of revenue consists of salaries and expenses of field services personnel, document imaging equipment, and parts and supplies. Cost of revenue was $15,907,494 for the year ended December 31, 2008, as compared to $15,149,055 for the same period in 2007. The increase of $758,439 is the result of the costs associated with maintaining the recurring services revenue for the two recently added customers along with the expansion of services provided at existing customers.

Sales and Marketing

     Sales and marketing expenses include salaries, commissions and expenses of sales and marketing personnel, travel and entertainment, and other selling and marketing costs. Sales and marketing expenses were $1,476,223 for the year ended December 31, 2008, as compared to $1,215,685 for the same period in 2007. Sales and marketing expenses for 2008 are higher primarily a result of management’s decision to add a sales executive in the third quarter of 2007.

General and Administrative

     General and administrative expenses, which include personnel costs for finance, administration, information systems, and general management, as well as facilities expenses, professional fees, legal expenses, and other administrative costs, increased by $578,027 to $2,868,460 for the year ended December 31, 2008, as compared to $2,290,433 for the same period in 2007. The increase is primarily a result of professional fees incurred that culminated in a joint marketing agreement with Sodexo Inc.

Intangible Asset Amortization

     Amortization expense was $190,973 for the year ended December 31, 2008 compared to $238,165 for the same period in 2007. The slight reduction is a result of the estimated declining contract value of backlogged business initially acquired in July 2004. As of December 31, 2008, all amortizable intangibles are fully amortized.

Other Income (Expense)

     Interest expense for the year ended December 31, 2008 was $625,602, as compared to $1,026,592 for the same period in 2007. The decrease is due to the declining principal balance of the loan with Laurus Master Fund, as well as the payoff of the Cambria Investment Fund L.P. loan in July 2008.

     Interest income is primarily derived from short-term interest-bearing securities and money market accounts. Interest income for the year ended December 31, 2008 was $6,244, as compared to $19,269 for the same period in 2007. The decrease is due to a decrease in the average balance of invested cash and short-term investments along with the decrease in average yield rates of short-term investments in 2008.

     Gain on extinguishment of debt of $241,305 in 2007 is comprised of a $139,951 gain from the restructuring of the loan payable to Cambria Investment Fund L.P., and a $101,354 adjustment to remove a liability originally recorded in connection with the initial allocation of the purchase price of the Mayo Group. The liability was based on future revenue generating activities that did not occur as projected.

Income Tax Expense

Income tax expense for the year ended December 31, 2008 was $55,891 and for the year ended December 31, 2007 was $5,397. The increase is due primarily to charges for state income taxes in an apportioned state that disallows consolidated tax return filings, thus reporting taxable income that is not offset by parent deductions or NOL carryforwards.

For the Three Months Ended March 31, 2009 Compared to the Three Months Ended March 31, 2008

Revenue

     Revenue decreased by $45,706 to $3,727,610 for the three months ended March 31, 2009, as compared to the same period in 2008. Consistent revenues year over year are reflective of service revenues from a stable customer base with the addition of one recurring revenue contract as compared to last year. There have been no significant equipment sales to date in 2009 as compared to approximately $455,000 in equipment sales for the same period in 2008.

Cost of Revenue

     Cost of revenue consists of document imaging equipment, parts, supplies and salaries and expenses of field services personnel. Cost of revenue was $2,864,897 for the three months ended March 31, 2009, as compared to $3,118,528 for the same period in 2008. The decrease in the cost of revenue for the first quarter of 2009 is consistent with the slight decrease in revenues with the remainder of the decrease attributed to cost savings achieved from more efficient and effective operations in 2009 as our contracts mature as compared to the same period in 2008.

Sales and Marketing

     Sales and marketing expenses include salaries, commissions and expenses for sales and marketing personnel, travel and entertainment, and other selling and marketing costs. Sales and marketing expenses were $261,814 for the three months ended March 31, 2009, as compared to $322,148 for the same period in 2008. Sales and marketing expenses for the first quarter of 2009 are lower due to the fact that there were no sales commissions earned to date in 2009 along with the reduction in the fixed salary component of a sales executive.

General and Administrative

     General and administrative expenses include personnel costs for finance, administration, information systems, and general management, as well as facilities expenses, professional fees, legal expenses and other administrative costs. General and administrative expenses increased by $7,117 to $616,693 for the three months ended March 31, 2009, as compared to $609,576 for the three months ended March 31, 2008. General and administrative expenses remain stable as back office headcount and operating activities were consistent between the periods,

Intangible Asset Amortization

     As a result of our acquisition of The Mayo Group in 2004, we have recorded a substantial amount of goodwill, which is the excess of the cost of our acquired business over the fair value of the acquired net assets, and other intangible assets. We evaluate the goodwill for impairment at least annually. We examine the carrying value of our other intangible assets as current events and circumstances warrant a determination of whether there are any impairment losses. If indicators of impairment arise with respect to our other intangible assets and our future cash flows are not expected to be sufficient to recover the assets’ carrying amounts, an impairment loss will be charged as an expense in the period identified. To date, we have not identified any event that would indicate an impairment of the value of our goodwill recorded in our condensed consolidated financial statements.

     Amortization expense was zero for the three months ended March 31, 2009 compared to $47,743 for the same period in 2008. All intangible assets with estimated lives were fully amortized as of December 2008.

Other Income (Expense)

     Interest expense for the three months ended March 31, 2009 was $88,588, compared to $273,138 for the same period in 2008. The decrease is due to the declining principal balance on the loan from Laurus Master Fund and the payoff of the note with Cambria Investment Fund L.P. in July 2008. Interest costs with these debts included issue costs and accreted costs associated with warrants issued in connection with these borrowings. Interest income is primarily derived from short-term interest-bearing securities and money market accounts. Interest income for the three months ended March 31, 2009 was $1,458, as compared to $2,872 for the same period in 2008, the decrease due substantially to the declining yield rates available on invested cash and short-term investments.

Income Tax Expense

     Income tax expense for the three months ended March 31, 2009 of $2,400 represents the minimum tax liability due for state income taxes. Income tax expense for the three months ended March 31, 2008 of $2,400 also represents the minimum tax liability due for state income taxes

Liquidity and Capital Resources

     As of December 31, 2008. At December 31, 2008, our cash and cash equivalents were $1,198,126 and our working capital was $522,561. Our principal cash requirements are for repayment of $1,332,000 due to Laurus Master Fund in April 2009, and operating expenses, including equipment, supplies, employee costs, and capital expenditures and funding of the operations. Our primary sources of cash are service and equipment sale revenues, the exercise of warrants and the sale of common stock.

     During the year ended December 31, 2008, cash provided by operating activities was $1,222,816 as compared to cash provided by operating activities of $1,020,904 for the same period in 2007. The Company has maintained a stable base of customers over this period and continues to benefit from cost savings initiatives in light of the current economic environment.

     In April 2006, we entered into a $3,000,000 Fixed Price Convertible Note (the “Note”) agreement with Laurus Master Fund (LMF). The term of the Note is for three years at an interest rate of WSJ prime plus 2.0%. We shall reduce the principal Note by 1/60th per month starting 90 days after the closing, payable in cash or registered stock. For the year ended December 31, 2008, we repaid $474,000 in principal of the Note and LMF converted $126,000 of the Note to stock.

     The Company continues to see improvement in its operations through the addition of a new customer in the third quarter of 2008 and additional equipment sales to existing customers. We expect to close additional recurring revenue contracts to new customers in 2009 as well as additional equipment sales to existing customers. Management believes that cash generated from operations will be sufficient to satisfy required principal debt payments to Laurus in 2009 and to sustain our business operations over the next twelve months. If events or circumstances occur such that we do not meet our operating plan as expected, we may be required to seek additional capital and/or reduce certain discretionary spending, which could have a material adverse effect on our ability to achieve our business objectives. We may seek additional financing, which may include debt and/or equity financing or funding through third party agreements. There can be no assurance that any additional financing will be available on acceptable terms, if at all. Any equity financing may result in dilution to existing stockholders and any debt financing may include restrictive covenants.

     As of March 31, 2009. At March 31, 2009, our cash and cash equivalents were $1,919,315 and our working capital was $457,543. Our principal cash requirements are for repayment of $1,182,000 due to Laurus Master Fund, which was paid in full in April 2009, and operating expenses, including equipment, supplies, employee costs, and capital expenditures and funding of the operations. Our primary sources of cash are service and equipment sale revenues, the exercise of warrants and the sale of common stock.

     During the three months ended March 31, 2009, our cash provided by operating activities amounted to $942,390, as compared to $9,493 provided by for the same period in 2008. The increase in cash provided in 2009 was primarily due to collection of accounts receivable for prior quarter equipment sales. Additionally, the Company has maintained a stable base of customers over this period and continues to benefit from cost savings initiatives in light of the current economic environment.

     In April 2006, we entered into a $3,000,000 Fixed Price Convertible Note (the “Note”) agreement with Laurus Master Fund (LMF). The term of the Note is for three years at an interest rate of prime, as quoted in the Wall Street Journal, plus 2.0%. We shall reduce the principal outstanding under the Note by 1/60th per month starting 90 days after the closing, payable in cash or registered stock. For the three months ended March 31, 2009, we repaid $150,000 in principal of the Note. In April 2009, we repaid the remaining principal balance of $1,182,000.

     In addition, in an effort to strengthen the Company’s balance sheet we completed a private placement in May 2009 selling 1,416,667 shares of our common stock at a purchase price of $.60 per share with net proceeds of $760,000.

     The Company continues to see improvement in its operations through the addition of a new customer in the third quarter of 2008, a recently signed letter of intent with a new customer in May 2009 and additional equipment sales to existing customers. We expect to close additional recurring revenue contracts to new customers throughout 2009 as well as additional equipment sales to existing customers. Management believes that cash generated from operations along with the funds raised in the private placement offering in April 2009 will be sufficient to sustain our business operations over the next twelve months.

OFF-BALANCE SHEET ARRANGEMENTS

     Our off-balance sheet arrangements consist primarily of conventional operating leases, purchase commitments and other commitments arising in the normal course of business, as further discussed below under “Contractual Obligations and Commercial Commitments.” As of March 31, 2009, we did not have any other relationships with unconsolidated entities or financial partners, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

CONTRACTUAL OBLIGATIONS AND CONTINGENT LIABILITIES AND COMMITMENTS

     As of March 31, 2009, expected future cash payments related to contractual obligations and commercial commitments were as follows:

	Payments Due by Period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long-term debt	$1,182,000	$1,182,000	$-	$-	$-
Capital leases	24,203	-	24,203	-	-
Operating leases	157,793	157,793	-	-	-
Total	$1,363,996	$1,339,793	$24,203	$-	$-

BUSINESS

Introduction

     Auxilio, Inc. (the Company or Auxilio) was originally incorporated under the laws of the State of Nevada on August 29, 1995, under the name Corporate Development Centers, Inc. As a result of a series of transactions, which are more fully described in the section entitled “Background” below, the Company, in April 2004, changed its name to Auxilio, Inc. The Company is currently headquartered in Orange County, California, with its principal executive offices located at 27401 Los Altos, Suite 100, Mission Viejo, 92691. The Company is engaged in the business of providing fully outsourced document image management services to the healthcare industry. For more information on the Company and its products and services see the section entitled “Principal Products or Services” below or visit our website at www.auxilioinc.com.

     Where appropriate, references to “Auxilio”, the “Company,” “we” or “our” include Auxilio, Inc. and/or our wholly owned subsidiaries, Auxilio Solutions, Inc. and e-Perception Technologies, Inc.

Background

     Auxilio, Inc. was incorporated in the State of Nevada on August 29, 1995. From its incorporation in August 1995 until January 2002, the Company had no significant operations. In January of 2002, the Company’s predecessor, e-Perception Technologies, Inc. (e-Perception), a Human Resources software concern, completed a tender offer with Corporate Development Centers, Inc. (CDC). CDC’s common stock traded on the OTC Bulletin Board. In connection with the tender offer, the stockholders of e-Perception received one (1) share of CDC for every four (4) shares of e-Perception common stock they owned prior to the tender offer. As a result, e-Perception became a wholly owned subsidiary of CDC. CDC subsequently changed its name to e-Perception, Inc. Approximately eighteen months later e-Perception changed its name to PeopleView, Inc. (PeopleView) and traded under the symbol PPVW.

             For the fiscal year ended December 31, 2003, and including the period from January 1, to March 31, 2004, PeopleView developed, marketed and supported web based assessment and reporting tools and provided consulting services that enabled companies to manage their Human Capital Management (HCM) needs in real-time.

          In March 2004, PeopleView entered into an asset purchase and sale agreement with Workstream, Inc. (Workstream) whereby the Company sold to Workstream substantially all of its assets, including its software products and related intellectual property, its accounts receivable, certain computer equipment, customer lists, and the PeopleView name, among other things. Pursuant to an addendum to the original agreement, the final consideration the Company received was cash equal to $250,000, 246,900 shares of Workstream common stock, and a warrant to purchase an additional 50,000 shares at an exercise price of $3.00 per share. The business operations of PeopleView were discontinued in March 2004.

     On April 1, 2004, PeopleView completed the acquisition of Alan Mayo and Associates, Inc. dba The Mayo Group (and referred to herein as TMG). TMG offered outsourced image management services to healthcare facilities throughout California, and this acquisition forms the basis for Auxilio’s current operations. Subsequent to the acquisition of TMG, PeopleView changed its name to Auxilio, Inc. and changed TMG’s subsidiary name to Auxilio Solutions, Inc. Our stock now trades on the Over-the Counter Bulletin Board under the symbol AUXO.OB.

Principal Products or Services

     Auxilio is a services and technology firm that provides fully outsourced document image management (Image Management) services to the healthcare industry. Auxilio provides full-time on-site management teams to perform a customized Image Management program that includes the following services:

  Vendor monitoring, management and contract negotiation

  Change management and end-user training programs

  Utilization management

  Financial reporting

  Workflow efficiency management

  Information systems integration, connectivity and image migration strategies

  Strategy execution working with the customer to execute a long-term Image Management strategy

     Auxilio’s products and services also include the sales, integration and services of automated office equipment including digital and color copiers, printers, facsimile machines, scanners and multi-function equipment.

Competition

     We operate in a highly competitive market. The majority of the competition in the healthcare industry market for Image Management services comes primarily from the large photocopy/multi-functional digital device manufacturers such as Xerox, Canon, Konica Minolta, Ricoh and Sharp. In addition to the manufacturers, the competitive landscape contains a number of regional and local equipment dealers and distributors that exist in the communities which the hospitals serve. Our analysis of the competitive landscape shows a very strong opportunity for fully outsourced Image Management services to the healthcare industry.

     While this competition does present a significant competitive threat, Auxilio believes that it has a strong competitive position in the marketplace due to a number of important reasons:

  Auxilio is unique in its 100% focus on healthcare. No other vendor/service provider has its entire business dedicated to solving issues inside of healthcare with the expertise and knowledge base unmatched in the market.

  Auxilio is unique in its approach to providing fully outsourced Image Management programs. Auxilio’s program is completely outsourced and hospitals need only pay a single invoice. Auxilio operates the Image Management process as a department in the hospital with full-time staff on-site. The vendors and dealers in the vast majority of instances have multiple small and large customers in a geographic area to whom they are providing services and this causes major delays in service and supplies to the hospitals. In addition, by focusing solely on the hospital campus, Auxilio enjoys much lower turn-around times for service, greater up sell opportunities and a much deeper service relationship with the customer.

  Auxilio is not restricted to any single equipment vendor. Auxilio is committed to bringing the best hardware and software solutions to our customers. Our approach is to use the best technology to solve the solution in the best manner possible without any prejudice as to equipment.

  Auxilio maintains a daily connection with the hospital providing a detailed strategy and plan on equipment acquisition saving the hospitals a great deal of time, effort and money in this cumbersome and confusing process.

Customers

     Most of the Company’s customers are hospitals and Integrated Health Delivery Networks (IDN). The loss of any key customer could have a material adverse effect upon the Company’s financial condition, business, prospects and results of operation. The Company's two largest customers represent approximately 54% of the Company's revenues for the year ended December 31, 2008.

Intellectual Property

     The Company maintains a database that the contains information on its current, and prospective, customers’ image and document outputs for certain periods of time, image and document outputs for each piece of machinery maintained at the customer and trends for each of the foregoing. This database is unique to the Company and, we believe, provides it with a significant competitive advantage over our competitors as it allows to timely meet our customers’ requirements and anticipate their future needs.

     The Company has not applied for or been granted any patents with respect to its technology, or processes, as related to document and image management, in addition to document and image processing. We do have rights to several trademarks in respect to process documents and related marketing documents. The most valuable of these is the Image Management Maturity Model (IM3™) which is a unique approach to document management that details processes and enables Auxilio to offer a service that is duplicable in distributed regions.

Government Regulation

     We are subject to federal, state and local regulations concerning the environment and occupational safety and health standards. We have not experienced significant difficulty in complying with such regulations and compliance has not had a material effect on our business or our financial results.

Research and Development

     As a result of our acquisition of TMG on April 1, 2004, and our subsequent decision to concentrate our focus on document and image management services, as well as document and image processing, it is no longer required that we make material expenditures on research and development. Prior to our acquisition of TMG, our business was a research and development organization.

Employees

     As of December 31, 2008, we had eighty full-time employees. Of these employees, sixty-eight were engaged in providing services, five were engaged in sales and marketing, and seven were engaged in general and administrative. None of our employees are represented by a labor union or a collective bargaining agreement. We have not experienced any work stoppages and consider our relations with our employees to be good.

Properties

     We currently lease approximately 6,672 square feet of office space in one building located in Mission Viejo, California. The lease terminates in February 2010.

     We expect that the current leased premises will be satisfactory until the future growth of its business operations necessitates an increase in office space. There is an ample supply of office space in the Orange County, California area and we do not anticipate any problem renewing the lease for our current space as well as securing additional space if, and when, necessary.

Legal Proceedings

     From time to time, we may become involved in litigation relating to claims arising from our ordinary course of business. We are aware of no claims or actions pending or threatened against us, the ultimate disposition of which would have a material adverse effect on our business or our financial results.

DIRECTORS AND EXECUTIVE OFFICERS

     The following sets forth the name, age and position of each of our directors and executive officers as of March 31, 2009:

Name	Age	Position with the Company
Edward B. Case	57	Director, Chairman of the Audit Committee
Joseph J. Flynn	43	Director
Michael Joyce	66	Director, Member of the Compensation Committee
John D. Pace	55	Director, Chairman of the Board and Member of the Compensation Committee
Max Poll	62	Director, Member of the Audit Committee
Mark St. Clare	62	Director, Member of the Audit Committee
Michael Vanderhoof	49	Director, Chairman of the Compensation Committee
Etienne Weidemann	43	Chief Executive Officer, President
Paul T. Anthony	38	Chief Financial Officer
Jacques Terblanche	43	Chief Operating Officer

     Edward B. Case, 57. Mr. Case has over 26 years experience leading healthcare, academic and community organizations. Since January 2006, he has served as the Executive Vice President and CFO for The Rehabilitation Institute of Chicago (RIC) where he provides leadership and oversight for all aspects of the Institute. From December 2003 to December 2005, Mr. Case was the President and Owner of Healthcare Resource Associates, a leading provider of business process outsourcing services focused on cash flow improvements for hospitals and physicians. Mr. Case has also served as CEO and President of Presbyterian Healthcare, as well as CEO and CFO of BJC Health Systems, and CFO at St. John’s Mercy Medical Center. Mr. Case has served as a member of the Company’s Board of Directors since January 2006.

     Joseph J. Flynn, 43. Mr. Flynn has over 19 years of experience in leading large international service operations in business media, software, and technology firms. Mr. Flynn resigned his position as Chief Executive Officer effective November 9, 2006, and resigned from employment with the Company effective December 31, 2006. As the Company’s CEO, Mr. Flynn was responsible for executive management and leadership, strategic direction and stockholder relations of Auxilio until December 31, 2006. Currently Mr. Flynn is the Vice President of the Sport Group for the Nielsen Company. The Nielsen Company is a global information and media company with leading market positions in marketing information (AC Nielsen), media information (Nielsen Media Research,) business publications (Billboard Magazine, the Hollywood Reporter), trade shows (Action Sports Retailer, Outdoor Retailer) and the newspaper sector ( Scarborough Research). The privately held company has more than 42,000 employees and is active in more than 100 countries with headquarters in Haarlem, the Netherlands and New York, USA. Mr. Flynn has served as a member of the Company’s Board of Directors since 2003.

     Michael Joyce, 66. Mr. Joyce has more than 30 years of experience in automotive and automotive related industries. Prior to his retirement in 1998, Mr. Joyce was President, CEO, and a principal owner of Pacific Baja Light Metals, Inc., a manufacturer of aluminum wheels and other machined aluminum castings of the automotive industry. Pacific Baja has manufacturing facilities in the United States and Mexico. From 1971 to 1983, Mr. Joyce held various management positions with Rockwell International, the last as Vice President and General Manager of its Western Wheel Division, a manufacturer of aluminum wheels. Currently at Superior Industries Inc. in Van Nuys, California, Mr. Joyce chairs the Strategy and Long Range Planning Committee. He also serves on the Compensation/Benefits and the Nominating/Corporate Governance Committees of the Board of Directors of the Company. Mr. Joyce holds a degree in Physics from Kent State University and an MBA from Ohio State University. Mr. Joyce has served as a member of the Company’s Board of Directors since June 2007.

     John D. Pace, 55. Mr. Pace is the Non-executive Chairman of the Board and Chief Strategy Officer. He spent 25 years with ServiceMaster's Healthcare Division in a variety of senior leadership roles, the last as Executive Vice President for the West. Mr. Pace retired from ServiceMaster in March 2002. Mr. Pace has served as a member of the Company’s Board of Directors since 2004.

     Max Poll, 62. Mr. Poll most recently served as President and Chief Executive Officer of Scottsdale Healthcare, where he retired from in October 2005. He has been in health care administration for over 30 years and has held the positions of President & CEO of Barnes Hospital in St. Louis, Missouri, the primary teaching affiliate of Washington University School of Medicine; Administrator & CEO of Boone Hospital Center, Columbia, Missouri; and Assistant Director of St. Luke's Hospital, Kansas City, Missouri. Mr. Poll received his Bachelors of Business Administration from Western Michigan University, and his Masters of Hospital Administration from the University of Minnesota. His activities have included board, committee membership, and officer positions on metropolitan, state and national health organizations, including the American Hospital Association, Association of American Medical Colleges, and Voluntary Hospitals of America, Inc. Mr. Poll is a Fellow in the American College of Healthcare Executives, and currently is a board member of the International Genomics Consortium and serves as its Executive Advisor. He is also a founder and director of Goldwater Bank in Scottsdale, Arizona. Mr. Poll has served as a member of the Company’s Board of Directors since 2005.

     Mark St. Clare, 62. Mr. St. Clare’s background as a Board Member, CFO and Sr. Technology Executive includes successful leadership and management results in a number of segments of the technology industry. These experiences have involved IPO’s, venture capital funded startups, high growth international companies, and extensive Wall Street contacts. He has been responsible for the financial, IT and legal operations at private start up operations as well as large public high growth international companies and has managed multiple acquisitions. Mr. St. Clare most recently served as Chief Financial Officer of Access 360 where he retired from in October 2002. As a member of the board of directors and chair of the audit committee of Websense, Inc., he has been deeply involved in SOX 404 issues. He is also a member of their audit and governance committees. Mark St. Clare has also served as an Advisory Board Member at a previous security software company. Mr. St. Clare has served as a member of the Company’s Board of Directors since June 2007.

     Michael Vanderhoof, 49. Mr. Vanderhoof is Chairman of Cambria Asset Management LLC and a principal in Cambria Investment Fund LP. Cambria Asset Management is the holding corporation for Cambria Capital LLC, a FINRA registered broker dealer with offices in Los Angeles, Seattle and Salt Lake City. Cambria Investment Fund LP provides bridge loans and equity financing to early stage developing companies. Mr. Vanderhoof is a board member of Bionovo, Inc. He has over nineteen years experience in the capital markets. From 1998 to present, he has advised various private and public companies on capital formation, mergers and acquisitions and financing. From 1993 to 1997, Mr. Vanderhoof was a trader on a trading desk that made markets in over 200 OTC companies. His career began in 1985 as an Account Executive for a FINRA broker-dealer firm in Salt Lake City, Utah. Mr. Vanderhoof has served as a member of the Company’s Board of Directors since 2001.

     Etienne Weidemann, 43. Mr. Weidemann is a member of the Company’s Board of Directors and serves as the Company’s Chief Executive Officer and President. He was previously the Chief Operations Officer since November 2006 and joined the Company in November 2002 as Vice President of Marketing. In March 2003, Mr. Weidemann was promoted to Executive Vice President of Sales and Marketing. Prior to Auxilio, Mr. Weidemann was Vice President of Sales and Vendor Marketing for the e-Learning and Collaboration Groups at Advanstar Communications Inc. From 1996 to 1999, Mr. Weidemann was a Director and founding member of WildnetAfrica.com where he played a leading strategic role in determining the company's go-to-market strategy. From 1991 through 1996, Mr. Weidemann was Managing Director of Elecrep Corporation, an engineering and automotive manufacturing concern in South Africa. Mr. Weidemann graduated with a law degree from the University of South Africa and was admitted as an Attorney of the Supreme Court of South Africa in 1989. Mr. Weidemann has served as a member of the Company’s Board of Directors since 2006.

     Paul T. Anthony, 38. Mr. Anthony was hired as the Chief Financial Officer effective January 3, 2005. Prior to joining the Company, Mr. Anthony served as Vice President, Finance and Corporate Controller with Callipso, a provider of voice-over IP based network services. During his tenure at Callipso, Mr. Anthony was responsible for all of the financial operations including accounting, finance, investor relations, treasury, and risk management. Before joining Callipso, Mr. Anthony was the Controller for IBM-Access360, a provider of enterprise software. Mr. Anthony joined Access360 from Nexgenix, Inc. where he served as Corporate Controller. Prior to this, Mr. Anthony held numerous positions in Accounting and Finance at FileNET Corporation, a provider of enterprise content management software applications. Mr. Anthony started his career at KPMG Peat Marwick LLP in Orange County in the Information, Communications & Entertainment practice. He is a certified public accountant and holds a Bachelor of Science in Accounting from Northern Illinois University.

     Jacques Terblanche, 43. Mr. Terblanche has served in the capacity as Chief Operating Officer, and oversees Auxilio's operations and leads the Solutions Group. Before joining Auxilio in 2003 Mr. Terblanche was CIO of WebEv, a web event management company that pioneered and specialized in webinars in collaboration with Advanstar, Inc. Before that, from 1996 – 1997 Mr. Terblanche was VP of Information Technology for Ultimate Sales Systems, a software developer and distributor of Point of Sale software systems. Prior to joining Ultimate Sales, Mr. Terblanche was senior partner of a commercial and international law practice for 7 years. He did his undergraduate work in Economics and Accounting at the University of Pretoria and holds a Law degree from the University of South Africa.

Director Independence

     The Board of Directors has affirmatively determined that the following members of the Board of Directors meet the definition of “independent” set forth in the NASDAQ corporate governance listing standards: Edward B. Case, Michael Joyce, Max Poll and Mark St. Clare.

LIMITATION ON LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under the Nevada General Corporation Law, our Articles of Incorporation, and our Bylaws, our directors will have no personal liability to us or our stockholders for monetary damages incurred as the result of the breach or alleged breach by a director of his "duty of care." This provision does not apply to the directors' (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its stockholders or that involve the absence of good faith on the part of the director, (iii) approval of any transaction from which a director derives an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director's duty to the corporation or its stockholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its stockholders, (v) acts or omissions that constituted an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its stockholders, or (vi) approval of an unlawful dividend, distribution, stock repurchase or redemption. This provision would generally absolve directors of personal liability for negligence in the performance of duties, including gross negligence.

     The effect of this provision in our Articles of Incorporation and Bylaws is to eliminate our rights and the rights of our stockholders (through stockholder's derivative suits on behalf of Auxilio) to recover monetary damages against a director for breach of his fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (vi) above. This provision does not limit nor eliminate the rights of Auxilio or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, our Bylaws provide that if the Nevada General Corporation Law is amended to authorize the future elimination or limitation of the liability of a director, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the law, as amended. The Nevada General Corporation Law grants corporations the right to indemnify their directors, officers, employees and agents in accordance with applicable law.

     Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter as been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

EXECUTIVE AND DIRECTOR COMPENSATION AND OTHER INFORMATION

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table discloses the compensation received in each of the last two fiscal years by (i) our Chief Executive Officer of the Company during the last fiscal year and (ii) the two other most highly compensated executive officers or individuals in addition to the Chief Executive Officer, serving at the end of the last fiscal year whose total compensation exceeded $100,000 in the last fiscal year.

						Non- Equity Incentive Plan Compensation	Non- qualified Deferred Compensation Earnings	All Other Compensation

Name and Principal			Bonus	Stock Awards	Option Awards				Total
Position	Year	Salary ($)	($)(1)	($)	($)(2)	($)	($)	($)(3)	($)
Etienne Weidemann (a)	2008	$175,000	$192,889	-	-	-	-	-	$367,889
Chief Executive Officer and President	2007	$175,000	$197,274	-	$173,005	-	-	-	$545,279

Jacques Terblanche(b)	2008	$165,000	$144,442	-	-	-	-	-	$309,442
Chief Operating Officer	2007	$27,500	$152,335	-	$150,893	-	-	$137,500	$468,228

Paul T. Anthony (c)	2008	$170,000	$105,399	-	-	-	-	$6,611	$282,010
Chief Financial Officer	2007	$170,000	$106,688	-	$132,675	-	-	$6,611	$415,974

(1)	Bonuses include amounts earned by the individual and accrued by the Company in the year listed but paid to the individual in the subsequent year.
(2)

A discussion of the methods used in calculation of these values may be found in Footnote 8 to the consolidated financial statements which is in Part 2, item 7 of our 2008 annual report on Form 10-K. Reflects the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year computed in accordance with FAS 123(R), excluding the forfeiture assumption.

(3)

For Mr. Anthony, includes reimbursement for medical insurance payments made directly by him. For Mr. Terblanche, includes base compensation paid to him as a contractor through October 2007. Effective November 1, 2007, he became an employee of the Company.

(a)	Mr. Weidemann joined the Company in November 2002. He became the Chief Executive Officer effective November 9, 2006.
(b)	Mr. Terblanche joined the Company in May 2003 as an independent contractor. He became an employee and the Chief Operating Officer in November 2007.
(c)	Mr. Anthony joined the Company in January 2005 as Chief Financial Officer.

Narrative to Summary Compensation Table

     On March 15, 2006, the Company entered in to an employment agreement with Etienne Weidemann to serve as President and Chief Operating Officer. This agreement was effective January 1, 2006, had a term of two years, and provided for a base annual salary of $175,000. Mr. Weidemann received 80,000 options and an annual bonus when certain earnings and revenue targets were accomplished. Mr. Weidemann became the Chief Executive Officer of the Company effective November 9, 2006. In November of 2007, the Company entered in to a new employment agreement with Mr. Weidemann, to continue to serve as the Company’s President and Chief Executive Officer effective January 1, 2008. The employment agreement has a term of two years, and provides for a base annual salary of $175,000 in 2008 and $190,000 in 2009. In 2008 Mr. Weidemann also participated in the Executive Bonus Plan whereby he was eligible to receive an annual bonus of 4.0% of positive EBITDA up to $3.5 million and 4.8% of EBITDA for amounts over $3.5 million. In 2009 the Compensation Committee adjusted the Executive Bonus Plan. Under the new plan, Mr. Weidemann can earn a maximum bonus of $69,300 with $34,650 earned if the Company books $20 million in new contracts in 2009 and $34,650 earned if the Company has gross margins from existing businesses of 24 percent in 2009. These bonus amounts are each reduced to a 50 percent payout if the actual performance falls short of the target by 15 percent or less. There is no payout if the actual performance falls short by more than 15 percent. Mr. Weidemann also can earn periodic commissions of 6.0% of the net cash flow from equipment sales up to $2.5 million annually and a 7.2% commission for amounts over $2.5 million. The Company may terminate Mr. Weidemann’s employment under this agreement without cause at any time on thirty days’ advance written notice, at which time Mr. Weidemann would receive severance pay for six months and be fully vested in all options and warrants granted to date.

     On March 15, 2006, the Company entered in to an employment agreement with Paul T. Anthony to serve as Chief Financial Officer and Corporate Secretary. This new agreement was effective January 1, 2006, had a term of two years, and provided for a base annual salary of $170,000. Mr. Anthony received 75,000 options and an annual bonus when certain earnings and revenue targets were accomplished. In November of 2007, the Company entered in to a new employment agreement with Mr. Anthony, to continue to serve as the Company’s Chief Financial Officer effective January 1, 2008. The employment agreement has a term of two years, and provides for a base annual salary of $170,000 in year one and $185,000 in year two. Mr. Anthony also participated in the Executive Bonus Plan whereby he was eligible to receive an annual bonus of 2.5% of positive EBITDA up to $3.5 million and 3.0% of EBITDA for amounts over $3.5 million. . In 2009 the Compensation Committee adjusted the Executive Bonus Plan. Under the new plan, Mr. Antony can earn a maximum bonus of $42,900 with $21,450 earned if the Company books $20 million in new contracts in 2009 and $21,450 earned if the Company has gross margins from existing businesses of 24 percent in 2009. These bonus amounts are each reduced to a 50 percent payout if the actual performance falls short of the target by 15 percent or less. There is no payout if the actual performance falls short by more than 15 percent. Mr. Anthony also can earn periodic commissions of 3.0% of the net cash flow from equipment sales up to $2.5 million annually and a 3.6% commission for amounts over $2.5 million. The Company may terminate Mr. Anthony’s employment under this agreement without cause at any time on thirty days’ advance written notice, at which time Mr. Anthony would receive severance pay for six months and be fully vested in all options and warrants granted to date.

     In November of 2007, the Company entered in to an employment agreement with Jacques Terblanche, to serve as the Company’s Chief Operations Officer effective January 1, 2008. Mr. Terblanche has been serving in this capacity for the last year as a consultant. The employment agreement has a term of two years, and provides for a base annual salary of $165,000 in year one and $180,000 in year two. Mr. Terblanche also participated in the Executive Bonus Plan whereby he was eligible to receive an annual bonus of 3.0% of positive EBITDA up to $3.5 million and 3.6% of EBITDA for amounts over $3.5 million. . In 2009 the Compensation Committee adjusted the Executive Bonus Plan. Under the new plan, Mr. Terblanche can earn a maximum bonus of $56,100 with $28,050 earned if the Company books $20 million in new contracts in 2009 and $28,050 earned if the Company has gross margins from existing businesses of 24 percent in 2009. These bonus amounts are each reduced to a 50 percent payout if the actual performance falls short of the target by 15 percent or less. There is no payout if the actual performance falls short by more than 15 percent. Mr. Terblanche also can earn periodic commissions of 4.5% of the net cash flow from equipment sales up to $2.5 million annually and a 5.4% commission for amounts over $2.5 million. The Company may terminate Mr. Terblanche’s employment under this agreement without cause at any time on thirty days’ advance written notice, at which time Mr. Terblanche would receive severance pay for six months and be fully vested in all options and warrants granted to date.

OUTSTANDING EQUITY AWARDS AT 2008 FISCAL YEAR-END (1)

Option and Warrant Awards
		Number of Securities Underlying Unexercised Options and Warrants Exercisable (#)	Number of Securities Underlying Unexercised Options and Warrants Unexercisable (#)(2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Options and Warrants

					Exercise Price ($)
Name	Type of Instrument					Expiration Date
Etienne Weidemann	Warrant	250,000	-	-	$0.30	3/31/2009
	Option	33,333	-	-	$3.00	12/20/2012
	Option	66,667	-	-	$0.75	5/15/2013
	Option	66,666	-	-	$0.90	5/28/2014
	Option	11,111	5,556	-	$2.00	3/15/2015
	Option	53,333	26,667	-	$1.40	2/2/2016
	Option	48,333	96,667	-	$0.47	1/9/2016
	Option	66,667	133,333	-	$1.25	11/8/2017

Jacques Terblanche	Option	10,000	-	-	$0.75	5/15/2013
	Option	66,666	-	-	$0.90	5/28/2014
	Option	50,000	-	-	$1.84	11/4/2014
	Option	50,000	-	-	$2.00	4/15/2015
	Option	10,000	5,000	-	$1.40	2/2/2016
	Option	41,667	83,333	-	$0.47	11/9/2016
	Option	58,333	116,667	-	$1.25	11/8/2017

Paul T. Anthony	Warrant	330,000	-	-	$1.95	12/10/2009
	Option	50,000	25,000	-	$1.40	2/2/2016
	Option	40,000	80,000	-	$0.47	11/9/2016
	Option	50,000	100,000	-	$1.25	11/8/2017

(1) Options and warrants shown in this table were granted between 2002 and 2008. There have been no stock awards granted to any Named Executive Officer. As such, these columns are omitted from this Table of Outstanding Equity Awards.

(2) All options vest in cumulative annual installments of one-third of the shares commencing one year from the date of grant. Warrants were performance based and vested at the discretion of the Board of Directors.

DIRECTOR COMPENSATION FOR 2008

	Fees Earned or Paid in Cash			Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings
						All Other
		Stock Awards	Option Awards			Compensation	Total
Name (1)	($)	($)	($)(3)	($)	($)	($)	($)
Edward B. Case	—	—	21,834	—	—	—	21,834
Joseph Flynn	—	—	12,726	—	—	—	12,726
Michael Joyce	—	—	22,660	—	—	—	22,6660
John D. Pace (2)	82,000	—	22,660	—	—	—	104,660
Max Poll	—	—	20,118	—	—	—	20,118
Mark St. Clare	—	—	20,545	—	—	—	20,545
Michael Vanderhoof	—	—	22,660	—	—	—	22,660

(1)

Etienne Weidemann, our President and Chief Executive Officer also serves as a director and is not included in this table because he did not receive compensation for his services as director. His compensation received as an employee is shown on the Summary Compensation Table.

(2)	John D. Pace earned fees for additional services rendered under a consulting agreement. See further disclosure under Certain Relationships and Related Transactions.
(3)

A discussion of the methods used in calculation of these values may be found in Footnote 8 to the consolidated financial statements which is in Part 2, item 7 of our 2008 annual report on Form 10-K. Reflects the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year computed in accordance with FAS 123(R), excluding the forfeiture assumption.

Narrative to Director Compensation Table

     The Company compensates its non-employee directors for their service on the Board of Directors with an initial grant of an option to purchase 25,000 shares of Common Stock. Each outside director also receives 2,500 shares of Common Stock for each board meeting and committee meeting attended.

COMPENSATION COMMITTEE REPORT

     The Compensation Committee of the Board of Directors reviews and establishes compensation strategies and programs to ensure that the Company attracts, retains, properly compensates, and motivates qualified executives and other key associates. The Committee consists of Mr. Vanderhoof, its chairperson, Mr. Pace and Mr. Joyce. No member of this committee is an employee or officer.

     The philosophy of the Compensation Committee is (i) to provide competitive levels of compensation that integrate pay with the individual executive’s performance and the Company’s annual and long-term performance goals; (ii) to motivate key executives to achieve strategic business goals and reward them for their achievement; (iii) to provide compensation opportunities and benefits that are comparable to those offered by other companies in the healthcare services industry, thereby allowing us to compete for and retain talented executives who are critical to our long-term success; and (iv) to align the interests of key executives with the long-term interests of stockholders and the enhancement of stockholder value through the granting of stock options. The compensation of our executive officer is currently comprised of annual base salary, a bonus plan pursuant to certain performance criteria being achieved, and long-term performance incentives in the form of stock option grants under the stock option plans.

Chief Executive Officer Compensation

The Compensation Committee set the 2009 annual compensation for our Chief Executive Officer, Mr. Weidemann. Mr. Weidemann is being paid an annual salary of $190,000. Mr. Weidemann may earn commissions and an annual bonus, at the discretion of the Board of Directors, with an amount to be determined by the Board of Directors.

By the Compensation Committee,

Michael Vanderhoof, Chairperson
John D. Pace
Michael Joyce

April 15, 2009

BENEFICIAL OWNERSHIP OF SECURITIES

     The following table and the notes thereto set forth certain information regarding the beneficial ownership of our common stock as of March 31, 2009, by (i) each current director; (ii) each executive officer named in the summary compensation table included herein who was serving as an executive officer at the end of fiscal 2008; (iii) all our current directors and executive officers as a group; and (iv) each person who is known by us to be a beneficial owner of five percent or more of our common stock.

	Shares Beneficially Owned
Name and Address of Beneficial Owner (1)	Number (2)	Percent
Paul Anthony (3)	572,150	3.2
Edward B. Case (4)	61,500	*
Joseph J. Flynn (5)	629,234	3.5
Michael Joyce (6)	48,333	*
John Pace (7)	84,538	*
Max Poll (8)	105,000	*
Mark St. Clare (9)	27,833	*
Jacques Terblanche	370,833	2.1
Michael Vanderhoof (10)	1,157,246	6.6
Etienne Weidemann (11)	734,166	4.1
All directors and executive officers, as a group (12)	3,790,833	20.5

*	Less than 1% of the outstanding shares of common stock
(1)	The address for all officers and directors is 27401 Los Altos, Suite 100, Mission Viejo, CA 92691.
(2)

Unless otherwise indicated, the named persons possess sole voting and investment control with respect to the shares listed (except to the extent such authority is shared with spouses under applicable law). The percentages are based upon 17,623,733 shares outstanding as of March 31, 2009, except for certain parties who hold options and warrants that are presently exercisable or exercisable within 60 days whose percentages are based upon the sum of shares outstanding as of March 31, 2009 plus the number of shares subject to options and warrants that are presently exercisable or exercisable within 60 days held by them, as indicated in the following notes.

(3)	Includes 330,000 shares subject to stock warrant agreements.
(4)	Includes 4,167 shares subject to stock options exercisable within 60 days.
(5)	Includes 250,000 shares subject to stock warrant agreements. Includes 2,500 shares subject to stock options exercisable within 60 days.
(6)	Includes 2,500 shares subject to stock options exercisable within 60 days.
(7)	Includes 2,500 shares subject to stock options exercisable within 60 days.
(8)	Includes 4,167 shares subject to stock options exercisable within 60 days.
(9)	Includes 4,167 shares subject to stock options exercisable within 60 days.
(10)

Includes 32,500 shares subject to stock warrant agreements. Michael Vanderhoof is a principal in Cambria Investment Fund, L.P. Cambria Investment Fund, L.P. currently owns 80,000 shares of common stock and holds warrants to purchase 1,290,000 shares of the Company's common stock. Mr. Vanderhoof expressly disclaims beneficial ownership of these stocks and warrants, except to the extent he has a pecuniary interest therein resulting from his position as a principal of Cambria Investment Fund, L.P. Mr. Vanderhoof is also a principal in Avintaquin Capital, LLC which currently owns 316,667 shares of common stock and holds warrants to purchase 45,338 shares of the Company's common stock. Mr. Vanderhoof expressly disclaims beneficial ownership of these stocks and warrants, except to the extent he has a pecuniary interest therein resulting from his position as a principal of Avintaquin Capital, LLC. Includes 2,500 shares subject to stock options exercisable within 60 days.

(11)	Includes 250,000 shares subject to stock warrant agreements.
(12)	Includes 862,500 shares subject to stock warrant agreements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In October 2006, the Company entered into a $1,500,000 Loan and Security Agreement (the “Loan Agreement”) with Cambria Investment Fund L.P. (“Cambria”). Michael D. Vanderhoof, a director of the Company is a principal in Cambria. Under the Loan Agreement, (i) the Company could borrow up to $1,500,000, with the final $500,000 available only after February 15, 2007, (ii) cash is advanced in $50,000 increments to the Company by Cambria Investment Fund L.P. upon request, (iii) interest accrues daily upon any unpaid principal balance at the rate of twelve percent (12%) per annum, (iv) accrued interest is payable in full on a quarterly basis and (v) the outstanding principal balance is due and payable in full on October 22, 2007. Cambria holds a second priority security interest (subject to the first lien held by Laurus Master Fund, LTD) in all of the Company’s inventory, accounts receivable, equipment, cash, deposit accounts, securities, intellectual property, chattel paper, general intangibles and instruments, now existing or hereafter arising, and all proceeds thereof. The Loan Agreement contains a provision whereby the conversion price to convert the Note to equity was set at $0.46. Upon entering into this Loan Agreement Cambria earned the right to receive warrants to purchase up to 300,000 shares of the Company’s common stock at $0.46. Additionally Cambria will earn the right to receive warrants to purchase up to additional 450,000 shares at $0.46, with 30,000 shares vesting for every multiple of $100,000 borrowed under the Loan Agreement. Through March 2008, the Company borrowed $745,000 under the Loan Agreement. This borrowing earned Cambria the right to receive warrants to purchase 210,000 shares. The fair value of the warrant for the 300,000 shares issued upon execution was $92,558. Such amount was recorded as a loan acquisition cost and will be amortized to interest expense over the life of the note using the straight-line interest method. The fair value of the warrant for the 210,000 shares issued in connection with the borrowing was $71,086. In accordance with APB 14, “Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants,” the Company has allocated a value of $71,086 to the warrants based on their relative fair value. Such amount was recorded as a discount against the carrying value of the note and will be amortized to interest expense over the life of the note using the interest method. The fair value of the warrant was determined using the Black-Scholes option-pricing model, with the following assumptions: (i) no expected dividends; (ii) a risk free interest rate of 5.25%; (iii) expected volatility range of 79.05% to 79.52%; and (iv) an expected life of the warrants of five years. In lieu of exercising the warrant, Cambria may convert the warrant, in whole or in part, into a number of shares determined by dividing (a) the aggregate fair market value of the shares or other securities otherwise issuable upon exercise of the warrant minus the aggregate exercise price of such shares by (b) the fair market value of one share.

     Effective July 2007, the Company restructured the Loan Agreement with Cambria Investment Fund L.P. extending the maturity date of the $745,000 outstanding balance to May 1, 2008 and extending the maturity date of the remaining unborrowed amount of $755,000 to December 31, 2008. In return, the Company paid administrative fees of $22,350, and agreed to immediately vest the remaining 240,000 unvested warrants under the original agreement and provide one additional warrant share for every two dollars of new borrowings against the $755,000. The exercise price of the additional warrants of $0.72 represents a 10% discount to the closing price of the Company’s common stock on the effective date of the restructuring. The conversion price for the amount borrowed to date remains at $0.46 per share, and the conversion price for any new borrowings and unpaid interest would be $0.72 per share. In April 2008, the Company extended the maturity date of the $745,000 to July 1, 2008 with no other changes in the terms of the Loan Agreement.

     In accordance with EITF 96-19, the Company determined that the July 2007 restructuring was considered a substantial modification in the terms of the existing debt and therefore should be accounted for in the same manner as an extinguishment of the existing debt and the creation of new debt and as a result the Company recorded a gain on extinguishment of debt of $199,951. In accordance with EITF 96-19, the new debt is initially recorded at fair value and that amount is used to determine debt extinguishment gain or loss to be recognized and the effective rate of the instrument. The fees paid by the Company including the warrants and the incremental change in the fair value of the embedded conversion option are also included in determining the debt extinguishment gain.

     The Company determined that the fair value of the new loan payable was $252,293. The difference between the fair value of the new loan payable and the amount of the existing debt of $745,000, less unamortized loan acquisition costs of $36,927 and unamortized loan discount costs of $85,149 was used in determining the gain on debt extinguishment. The Company determined the fair value of the new loan payable by looking to the remaining unborrowed $755,000 under the arrangement and allocating $363,622 to the fair value of the embedded conversion option and $129,086 to the fair value of the warrants issuable upon borrowing. Such amounts were determined using the Black Scholes option pricing model. The fair value of the loan payable will be accreted to its stated value through periodic charges to interest expense using the straight-line method, which approximates the effective interest method.

     The fees that were paid by the Company and used to determine the debt extinguishment gain included the fair value of the warrant for the 240,000 shares issued in connection with the restructuring for $128,123 and the fair value of the modification of the terms that affected the embedded conversion option, calculated as the difference between the fair value of the embedded conversion option immediately before and after the modification, was $80,208.

     The fair values were determined using the Black-Scholes option-pricing model, with the following assumptions: (i) no expected dividends; (ii) a risk free interest rate of 5.31%; (iii) expected volatility of 81.14%; and (iv) a term of 10 months for the embedded conversion option and 5 years for the warrants.

     Interest charges associated with the Loan, including amortization of the discount, loan acquisition costs and accreted interest costs totaled $242,280 and $480,637 for the years ended December 31, 2008 and 2007, respectively.

     On July 1, 2008, $372,500 of the principal balance of the loan and $14,900 of the interest due was converted to common stock with the remaining outstanding principal balance of $372,500, along with $7,450 of interest due, paid to Cambria in cash.

     On November 23, 2005, the Company entered into a Loan and Security Agreement (the Loan) with Cambria Investment Fund, L.P. Michael D. Vanderhoof, a director of the Company, is a principal in Cambria Investment Fund L.P. Under the agreement, the Company could borrow up to $500,000, The Loan was secured by all of the Company's inventory, accounts receivable, equipment, cash, deposit accounts, securities, intellectual property, chattel paper, general intangibles and instruments, now existing or hereafter arising, and all proceeds thereof. In consideration for entering into the Loan, Cambria Investment Fund L.P. also received warrants to purchase up to 250,000 shares of the Company’s common stock at the market price upon execution, with 75,000 shares vesting upon the execution of the warrant agreement and 17,500 shares vesting for every multiple of $50,000 borrowed under the Revolving Loan Agreement with the Company. The fair value of the warrant to receive 75,000 issued upon execution was $69,557. Such amount was recorded as interest expense. The fair value of the warrants was determined using the Black-Scholes option-pricing model. In March 2006, the Company borrowed $250,000 on the Loan. This borrowing earned Cambria the right to receive warrants to purchase 87,500 shares. The fair value of the warrant for the 87,500 shares issued in connection with the borrowing was $128,970. In accordance with APB 14, “Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants,” the Company allocated a value of $85,079 to the warrants based on their relative fair value. Such amount was recorded as a discount against the carrying value of the note and was to be amortized to interest expense over the life of the note using the straight-line interest method. In April 2006, the Company paid in full the outstanding principal balance under the Initial Loan and charged the remaining unamortized balance of the discount to interest expense. The fair value of the warrants was determined using the Black-Scholes option-pricing model.

     In September 2006, the Company entered in to a consulting agreement with John D. Pace, a director, and Chairman of the Board to provide support to the Company in the capacity of Chief Strategy Officer. Mr. Pace was entitled to receive $6,000 per month through December 2007 for his services. In addition, Mr. Pace was entitled to receive cash commission at a rate of 1% of the gross proceeds of a sale for any business closed through introductions made by him through December 2007. The agreement terminated December 31, 2007. In November 2007, the Company entered into a revised consulting agreement with Mr. Pace. Under this revised agreement, Mr. Pace was entitled to receive only the $6,000 per month through December 2008 for his services. The agreement terminated December 31, 2008. Total cash compensation to Mr. Pace for the years ended December 31, 2007 and 2008 was $72,000 and $82,000, respectively.

     The Company believes that the foregoing transactions were in its best interests. As a matter of policy, these transactions were and all future transactions between the Company and its officers, directors, principal stockholders or their affiliates will be approved by a majority of the disinterested members of the Board of Directors, on terms no less favorable than could be obtained from unaffiliated third parties and in connection with bona fide business purposes of the Company.

DESCRIPTION OF SECURITIES

     This section summarizes our authorized and outstanding securities and certain of the provisions of our articles of incorporation and our bylaws.

Description of capital stock

     The following description of our capital stock and provisions of our certificate of incorporation and bylaws are summaries and are qualified by reference to our certificate of incorporation and bylaws, respectively. A copy of our articles of incorporation, as amended, were filed as exhibit 3.1 to our Form 10-KSB filed with the SEC on April 19, 2005. A copy of our bylaws has been filed with the SEC as an exhibit to our Form 10-SB filed with the SEC on October 1, 1999. Our common stock is not currently traded on any securities exchange and instead is quoted on the OTC Bulletin Board under the symbol “AUXO.OB.”

General background

     Our authorized capital stock consists of 33,333,333 shares of common stock, par value $.001 per share. As of March 31, 2009, we had issued and outstanding 17,623,733 shares of common stock, held by approximately 607 stockholders of record. As of such date, we had outstanding options to purchase 5,299,035 shares of our common stock, warrants to purchase approximately 2,170,204 shares of common stock, and approximately $1,182,000 of convertible debt, convertible into 687,654 shares of common stock.

Common Stock

     Voting, Dividend and Other Rights. Each outstanding share of common stock will entitle the holder to one vote on all matters presented to the stockholders for a vote. Holders of shares of common stock will have no preemptive, subscription or conversion rights. All shares of common stock to be outstanding following this offering will be duly authorized, fully paid and non-assessable. Our Board of Directors will determine if and when distributions may be paid out of legally available funds to the holders. We have not declared any cash dividends during the past fiscal year with respect to the common stock. Our declaration of any cash dividends in the future will depend on our Board of Directors' determination as to whether, in light of our earnings, financial position, cash requirements and other relevant factors existing at the time, it appears advisable to do so. In addition, our loan agreement with Laurus does not allow us to directly or indirectly declare or pay any dividends so long as our secured convertible term note to Laurus remains outstanding.

     Rights Upon Liquidation. Upon liquidation each outstanding share of common stock may participate pro rata in the assets remaining after payment of, or adequate provision for, all our known debts and liabilities.

     Majority Voting. The holders of a majority of the outstanding shares of common stock constitute a quorum at any meeting of the stockholders. A plurality of the votes cast at a meeting of stockholders elects our directors. The common stock does not have cumulative voting rights. Therefore, the holders of a majority of the outstanding shares of common stock can elect all of our directors. A majority of the votes cast at a meeting of stockholders must authorize stockholder actions other than the election of directors.

Warrants

     As of March 31, 2009, we had issued and outstanding warrants to purchase approximately 2,170,204 shares of common stock. The warrants provide for adjustments to the number of shares of common stock issuable under the warrants equivalent to the adjustments applicable to all shares of common stock in the event of any merger, consolidation, sale of all or substantially of our assets, reorganization, reclassification, stock dividends, stock splits or other changes in our capital structure.

Number of Shares issuable pursuant to Warrants	Exercisable Until	Exercise Price
330,000	December 10, 2009	$ 1.95
25,000	January 18, 2010	$ 2.00
10,075	February 28, 2010	$ 2.50
66,610	March 31, 2010	$ 2.50
39,200	April 25, 2010	$ 2.50
10,095	April 30, 2010	$ 2.50
8,333	May 1, 2010	$12.00
2,600	June 30, 2010	$ 2.50
1,000	July 31, 2010	$ 2.50
162,500	November 23, 2010	$ 1.80
500,000	March 31, 2011	$ 0.55
611,041	April 7, 2013	$ 1.96
378,750	October 25, 2013	$ 0.46

Anti-Takeover Effects of Certain Provisions of Nevada Law and Our Articles of Incorporation and Bylaws

     Certain provisions of Nevada law, our articles of incorporation and our bylaws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquiror outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms, and increased value to our stockholders.

Limits on Ability of Stockholders to Call a Special Meeting or Act by Written Consent

     Our bylaws provide that, unless otherwise required by law, special meetings of the stockholders may be called only by the our board of directors, , the president, or the secretary of the Company, or by the request of the holders of the shares entitled to cast at least 50% of the votes at such meeting.

Business Combinations Act

     We are subject to Nevada’s anti-takeover law, commonly known as the Business Combinations Act. This law provides that specified persons who, together with affiliates and associates, own, or within three years did own, 10% or more of the outstanding voting stock of a corporation cannot engage in specified business combinations with the corporation for a period of three years after the date on which the person became an interested stockholder. The law defines the term business combination” to encompass a wide variety of transactions with or caused by an interested stockholder, including mergers, asset sales and other transactions in which the interested stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders. This provision has an anti-takeover effect for transactions not approved in advance by our board of directors, including discouraging takeover attempts that might result in a premium over the market price for the shares of our common stock.

Control Shares Act

     Nevada law provides that, in certain circumstances, a stockholder who acquires a controlling interest in a corporation, defined in the statute as an interest in excess of a 1/5, 1/3 or 1/2 interest, has no voting rights in the shares acquired that caused the stockholder to exceed any such threshold, unless the corporation’s other stockholders, by majority vote, grant voting rights to such shares. We may opt out of this act by amending our bylaws either before or within ten days after the relevant acquisition of shares. Presently, our bylaws do not opt out of this act.

 Applicability of California corporate law

     Although we are incorporated in Nevada, we may be subject to Section 2115 of the California General Corporation Law, which imposes various requirements of California corporate law on non-California corporations if they have characteristics of ownership and operations indicating significant contacts with California. Public companies listed on a recognized national securities exchange or the Nasdaq National Market are generally exempt from Section 2115. Since we are traded on the OTC Bulletin Board, we are subject to the provisions of Section 2115. The key provision of California corporate law that may apply to us is the right of our stockholders to cumulate votes in the election of directors.

Transfer Agent

     The registrar and transfer agent for our common stock is Colonial Stock Transfer Company, Inc., 66 Exchange Place, Suite 100, Salt Lake City, Utah 84111.

SELLING STOCKHOLDERS

     The following table provides the name of each selling stockholder and the number of shares of our common stock offered by each selling stockholder under this prospectus. Of the 2,132,076 shares of common stock listed below:

  175,000 shares of our common stock issued upon (i) the conversion of the principal amount owing under $3,000,000 Secured Convertible Term Note issued to Laurus Master Fund, LTD and (ii) the conversion of the interest accrued and owing under the note;

  478,527 shares of our common stock issuable upon exercise of the warrant issued to Laurus Master Fund, LTD in connection with the issuance of $3,000,000 Secured Convertible Term Note; and

  1,478,549 shares of our common stock issuable upon the exercise of currently outstanding warrants to purchase shares of our common stock.

     The following table provides the name of each selling stockholder and the number of shares of our common stock offered by each selling stockholder under this prospectus. Because the selling stockholders may sell all or part of their shares of our common stock under this prospectus and since this offering is not being underwritten on a firm commitment basis, we cannot estimate the number and percentage of shares of our common stock that the selling stockholders will hold at the end of the offering covered by this prospectus.

	Common Shares Owned Prior To Offering				Number of Common Shares Owned After Sale of All Shares that May be Sold Hereby	Percentage of Outstanding Common Shares Owned After Sale of All Shares that May be Sold Hereby (1)
			Common Shares that May be Sold Hereby
Selling Stockholder

Laurus Master Fund, LTD(2)	653,527	(3)	653,527		-	-
Alpine Securities, LLC	52,492		52,492	(4)	-	-
Paul Anthony(5)	330,000		330,000	(6)	-	-
Avintaquin Capital, LLC	362,006	(7)	45,339		316,667	1.8%
Dave Belcher	8,333		8,333	(8)	-	-
Endeavor Capital	3,600		3,600	(9)	-	-
Cambria Investment Fund L.P.	162,500		162,500	(10)	-	-
Jonathan Destler	63,752	(11)	22,085		41,667	*
Joseph Flynn(12)	518,056	(13)	250,000		268,056	1.5%
Dale Garnett	47,243		47,243	(14)	-	-
Ray Gerrity (15)	500		500	(16)	-	-
Ibrahim Kurtulus (17)	27,900		4,650	(18)	23,250	*
Meyers & Associates L.P.	18,600		18,600	(19)	-	-
Rodman & Renshaw, LLC	156,289	(20)	110,429		45,860	*
SBI E2-Capital (USA)	102,445		102,445	(21)	-	-
Shai Stern	5,000		5,000	(22)	-	-
Michael Vanderhoof(23)	1,686,819	(24)	50,000	(25)	1,636,819	9.3%
Etienne Weidemann(26)	375,000	(27)	250,000		125,000	*
Donald Danks	15,333	(28)	15,333		-	*

* Less than 1% of the outstanding shares of common stock

1)	Unless otherwise indicated, the named persons possess sole voting and investment control with respect to the shares listed (except to the extent such authority is shared with spouses under applicable law). The percentages are based upon 17,623,733 shares outstanding as of March 31, 2009, except for certain parties who hold options and warrants that are presently exercisable or exercisable within 60 days whose percentages are based upon the sum of shares outstanding as of March 31, 2009 plus the number of shares subject to options and warrants that are presently exercisable or exercisable within 60 days held by them, as indicated in the following notes.

2)	In April 2006, the Company entered into a $3,000,000 Fixed Price Convertible Note (the "Note") agreement with Laurus Master Fund (LMF). The term of the Note is for three years at an interest rate of Wall Street Journal prime plus 2.0%. The conversion, repayment, collateral and other terms are detailed in footnote 6 to the December 31, 2008 consolidated financial statements.

3)	Includes 653,527 shares, of which (a) 175,000 shares of common stock are issuable upon the conversion of the principal amount owning under (i) $3,000,000 Secured Convertible Term Note issued to Laurus Master Fund, Ltd., on April 7, 2006 and (ii) the conversion of interest accrued and owing under the note; and (b) 478,527 shares of common stock issuable upon exercise of the warrant issued to Laurus Master Fund, Ltd. and transferred without additional consideration to PSource Structured Debt Limited on March 17, 2008. Laurus Capital Management LLC as investment manager of PSource has the voting or investment control over this warrant. Laurus Master Fund may not exercise the warrants or convert into shares if such exercise would cause the selling stockholder to beneficially own more than 4.99% of the Company’s common stock. This limitation may be waived by Laurus Master Fund upon provision no less than sixty-one (61) days prior notice to the Company and shall automatically become null and void following notice to the Company upon occurrence and during the continuance of an event of default (as defined in the Secured Convertible Term Note Agreement among Laurus Master Fund and the Company). Laurus Capital Management, LLC controls Laurus Master Fund. Eugene Grin and David Grin are the sole members of Laurus Capital Management, LLC and share voting and investment control over Laurus Capital Management, LLC’s holdings, including the shares of Auxilio held by Laurus Master Fund. Each of Laurus Capital Management, LLC, Eugene Grin and David Grin disclaims beneficial ownership of the shares owned by Laurus Master Fund except to the extent of its or his pecuniary interest therein.

4)	Includes 52,492 shares of our common stock issuable upon exercise of warrants. The warrants were issued by the Company in two private placements. In 2002, the Company issued warrants to purchase 31,139 shares of common stock at an exercise price of $3.00 per share. Alpine Securities, LLC was issued 12,630 of these warrants. In 2005, the Company issued warrants to purchase 125,980 shares of common stock at an exercise price of $2.50 per share. Alpine Securities, LLC was issued 39,862 of these warrants. Jonathan Peterson, Jeffrey Peterson and Clark Johnston share voting and investment control of Alpine Securities’ holdings and each disclaims beneficial ownership of the Auxilio warrants owned by Alpine Securities except to the extent of his pecuniary interest therein. Alpine Securities is a FINRA registered broker dealer and is deemed an underwriter in this offering.

5)	Mr. Anthony was hired as Auxilio’s Chief Financial Officer effective January 3, 2005.

6)	On December 10, 2004, the Company issued Mr. Anthony warrants to purchase 330,000 shares of the Company's common stock at an exercise price of $1.95 per share, which was equal to the fair market value of the Company's common stock on the date of issuance. The warrants were offered and sold in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act and Rule 506 promulgated thereunder.

7)	Includes 45,339 shares of our common stock issuable upon exercise of warrants. On December 30, 2002, the Company issued warrants to purchase 31,139 shares of our common stock at an exercise price of $3.00 per share. Avintaquin Capital was issued 16,606 of these warrants. On September 30, 2003, the Company issued warrants to purchase 366,060 shares of our common stock as part of a private placement at an exercise price of $0.75 per share. Avintaquin Capital was issued 28,733 of these warrants. Eric Richardson, Mike Vanderhoof and Don Danks share voting and investment control of Avintaquin Capital’s holdings and each disclaims beneficial ownership of the warrants owned by Avintaquin Capital except to the extent of his pecuniary interest therein.

8)	Consists of 8,333 shares of our common stock issuable upon exercise of warrants. On May 1, 2000, the Company issued Mr. Belcher warrants to purchase 8,333 shares of our common stock at an exercise price of $12.00 per share.

9)	Consists of 3,600 shares of our common stock issuable upon exercise of warrants. From February 28, 2005 through April 30, 2005, the Company issued warrants to purchase 125,980 shares of common stock as part of a private placement at an exercise price of $2.50 per share. Endeavor Capital (formerly Blue Bay Capital) was issued 3,600 of these warrants. Endeavor is a FINRA registered broker dealer and is deemed an underwriter in this offering. The majority owner of Endeavor is Endeavor Capital Holdings Group, LLC which itself is majority owned and controlled by Jon Joseph Demichiel. Mr. Demichiel disclaims beneficial ownership of the shares owned by Endeavor capital except to the extent of his pecuniary interest therein.

10)	In November 2005, the Company entered into a Loan and Security Agreement (the "Loan") with Cambria Investment Fund, L.P. Michael D. Vanderhoof, a director of the Company, is a principal in Cambria Investment Fund. Under the agreement, the Company could borrow up to $500,000. Cambria Investment Fund L.P. also received warrants to purchase up to 250,000 shares of the Company's common stock at the market price upon execution, which was $1.80, with 75,000 shares vesting upon the execution of the warrant agreement and 17,500 shares vesting for every multiple of $50,000 borrowed under the Revolving Loan Agreement with the Company. In March 2006, the Company borrowed $250,000 from Cambria Investment Fund L.P. under the Revolving Loan Agreement. This borrowing earned Cambria the right to receive warrants to purchase 87,500 shares of the Company's common stock at $1.80. The general partner of Cambria Investment Fund is Cambria Investment Advisors, LLC which is controlled by Eric Richardson, Eric Vanderhoof and Michael Vanderhoof. Eric Richardson, Eric Vanderhoof and Michael Vanderhoof share voting and investment control with respect to the warrants to purchase Auxilio stock and each disclaims beneficial ownership of the warrants owned by Cambria except to the extent of his pecuniary interest therein.

11)	In April 2006, the Company borrowed $3,000,000 under a fixed price convertible note agreement with Laurus Master Fund (LMF). In connection with the note agreement the Company issued warrants to purchase 132,514 shares of common stock at an exercise price of $1.96 per share as finder’s fee compensation to two brokers in connection with this borrowing. Jonathan Destler was issued 22,085 of these warrants.

12)	Mr. Flynn served as Auxilio’s Chief Executive Officer from January 1, 2003 through November 9, 2006, and has served as a director since that date.

13)	Includes 118,055 shares issuable upon exercise of stock options exercisable within 60 days and 250,000 shares issuable upon exercise of warrants. During 2004 the Company issued warrants to purchase 715,000 shares of the Company's common stock to three officers at an exercise price of $0.30 per share. Mr. Flynn was issued 250,000 of these warrants.

14)	Consists of warrants to purchase 47,243 shares of common stock issued to Mr. Garnett in connection with the issuance by the Company of 125,980 warrants at an exercise price of $2.50 per share on May 19, 2005.

15)	Mr. Gerrity served as a director of the Company from May 2001 until May 2006.

16)	Consists of warrants to purchase 500 shares of common stock issued to Mr. Gerrity in connection with the issuance by the Company of warrants to purchase a total of 31,139 shares of common stock at an exercise price of $3.00 per share on December 30, 2002.

17)	Mr. Kurtulus was previously engaged by the Company as a consultant in August 2005.

18)	Includes warrants to purchase 4,650 shares of common stock issued to Mr. Kurtulus in connection with the issuance by the Company of warrants to purchase a total of 125,980 shares of the Company’s common stock at an exercise price of $2.50 per share on June 7, 2005.

19)	Consists of warrants to purchase 18,600 shares of common stock issued to Meyers & Associates, a New York limited partnership in connection with the issuance by the Company of warrants to purchase a total of 125,980 shares of common stock at an exercise price of $2.50 per share on June 7, 2005. Bruce Meyers is the President of Meyers Jansen Securities Corp. which is the general partner of Meyers Associates, and Mr. Meyers has voting and investment control with respect to the shares held by Meyers & Associates. Mr.Meyers disclaims beneficial ownership of the warrants owned by Meyers and Associates, except to the extent of his pecuniary interest therein. Meyers Associates is a FINRA registered broker dealer and is deemed an underwriter in this offering.

20)	In April 2006, the Company borrowed $3,000,000 under a fixed price convertible note agreement with Laurus Master Fund (LMF). In connection with the note agreement, the Company issued warrants to purchase 132,514 shares of common stock at an exercise price of $1.96 per share as finder’s fee compensation to two brokers in connection with this borrowing. Rodman & Renshaw, LLC was issued 110,429 of these warrants. Rodman & Renshaw LLC (R&R) is a wholly owned subsidiary of Rodman & Renshaw Capital Group, Inc. Edward Rubin, R&R's Chief Executive Officer and David Horin, R&R’s Chief Financial Officer share voting and investment control of R&R’s holdings and each disclaims beneficial ownership of the warrants owned by R&R except to the extent of his pecuniary interest therein. R&R is a FINRA registered broker dealer and is deemed an underwriter in this offering.

21)	In November 2001, the Company issued SBI warrants to purchase 85,417 shares of common stock at an exercise price of $1.20 per share. In December 2002, the Company issued warrants to purchase 31,139 shares of common stock at an exercise price of $3.00 per share. SBI was issued 1,403 of these warrants. From February 28, 2005 through April 30, 2005, the Company issued warrants to purchase 125,980 shares of common stock at an exercise price of $2.50 per share. SBI was issued 15,625 of these warrants. Mr. Danks is the managing director of SBI and has voting and investment control with respect to the warrants held by SBI. Mr. Danks disclaims beneficial ownership of the warrants owned by SBI, except to the extent of his pecuniary interest therein.

22)	Consists of warrants to purchase 5,000 shares of common stock issued to Mr. Stern as a finder’s fee for introducing the Company to WorkStream, an entity which the Company sold assets. The exercise price of these warrants is $1.20 per share.

23)	Mr. Vanderhoof has served as a member of the Company’s Board of Directors since May 2001. Mr. Vanderhoof is a principal in Cambria Investment Fund LP and Avintaquin Capital, LLC. Mr. Vanderhoof disclaims beneficial ownership of the shares owned by Avintaquin Capital, LLC and Cambria Investment Fund, except to the extent of his pecuniary interest therein.

24)	Includes 5,750 shares subject to stock options exercisable within 60 days, and 50,000 subject to stock warrant agreements. Includes 425,156 beneficial shares owned by Avintaquin Capital, LLC. Avintaquin Capital, LLC shares include 28,733 shares subject to stock warrant agreements. Includes 155,000 beneficial shares owned by Cambria Investment Fund, L.P. Cambria Investment Fund L.P. shares include 75,000 shares subject to stock warrant agreements. Mr. Vanderhoof acquired these securities in the ordinary course of business and, at the time he acquired these securities, had no agreements or understandings, directly or indirectly, with any person, to distribute the securities.

25)	Consists of warrants to purchase 50,000 shares of common stock issued to Mr. Vanderhoof in connection with the Company’s December 28, 2004 Revolving Loan and Security Agreement with Mr. Vanderhoof under which the Company was permitted to borrow up to $500,000. The exercise price of these warrants is $2.00 per share.

26)	Mr. Weidemann was appointed the Company’s President and Chief Executive Officer on November 9, 2006. In May 2006 Mr. Weidemann was appointed to the Company’s Board of Directors.

27)	Includes 125,000 shares subject to stock options exercisable within 60 days, and 250,000 shares subject to stock warrant agreements. During 2004 the Company issued warrants to purchase 715,000 shares of the Company's common stock to three officers at an exercise price of $0.30 per share. Mr. Weidemann was issued 250,000 of these warrants.

28)	Consists of warrants to purchase 15,333 shares of common stock issued to World in Motion in connection withthe issuance by the Company of warrants to purchase a total of 366,060 shares of common stock at an exercise price of $0.75 per share in September 2003. The warrants issued to World in Motion were distributed to Mr. Danks without additional consideration in 2005 in connection with the dissolution of World in Motion. Mr. Danks acquired these securities in the ordinary course of business and, at the time he acquired these securities, had no agreements or understandings, directly or indirectly, with any person, to distribute the securities.

PLAN OF DISTRIBUTION

     The selling stockholders and any of their pledgees, assignees and successors in interest may, from time to time, sell any or all of their shares of common stock on the OTC Bulletin Board, or any other market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

  directly by any selling stockholder to one or more purchasers;

  ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

  block trades in which the broker dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  purchases by a broker dealer as principal and resale by the broker dealer for its account;

  an exchange distribution in accordance with the rules of the applicable exchange;

  privately negotiated transactions;

  settlement of short sales entered into after the date of this prospectus;

  broker dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

  a combination of any such methods of sale; and

  any other method permitted pursuant to applicable law.

     The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker dealers engaged by the selling stockholders may arrange for other broker dealers to participate in sales.

Broker dealers may receive commissions or discounts from the selling stockholders (or, if any broker dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

     The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledge or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

     The selling stockholders and any broker dealers or agents that are involved in selling the shares are deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. As such, any commissions received by such broker dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

     We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

     The validity of the issuance of the common stock offered hereby has been passed upon for us by Stradling Yocca Carlson & Rauth, a Professional Corporation, Newport Beach, California.

EXPERTS

     Haskell & White LLP, an independent registered public accounting firm, has audited our consolidated financial statements as of and for the years ended December 31, 2008 and 2007, as set forth in their report, which is included in this prospectus and elsewhere in the registration statement. Such consolidated financial statements are included herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

REPORTS TO SECURITY HOLDERS

     We file annual and quarterly reports with the SEC. In addition, we file additional reports for matters such as material developments or changes within us, changes in beneficial ownership of officers and director, or significant stockholders. These filings are a matter of public record and any person may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549 and the regional offices of the Commission listed at http://www.sec.gov/contact/addresses.htm, including the New York regional office at 3 World Financial Center, Suite 400 New York, NY 10281-1022. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC. We are not required to deliver an annual report with this Prospectus, nor will we do so. However, you may obtain a copy of our annual report, or any of our other public filings, by contacting the Company or from the SEC as mentioned above.

WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational requirements of the Exchange Act and must file reports, proxy statements and other information with the SEC. The reports, information statements and other information we file with the SEC can be inspected and copied at the Commission at the Public Reference Room, 100 F Street, NE, Washington, D.C. 20549 and the regional offices of the Commission listed at http://www.sec.gov/contact/addresses.htm, including the New York regional office at 3 World Financial Center, Suite 400 New York, NY 10281-1022. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. The SEC also maintains a Web site (http://www.sec.gov) that contains reports, proxy, and information statements and other information regarding registrants, like us, which file electronically with the Commission.

     This Prospectus constitutes a part of a Post Effective Amendment on Form S-1/A to update a registration statement on Form S-1 filed by us with the SEC under the Securities Act. As permitted by the rules and regulations of the SEC, this Prospectus omits certain information that is contained in the registration statement. We refer you to the registration statement and related exhibits for further information with respect to us and the securities offered. Statements contained in the Prospectus concerning the content of any documents filed as an exhibit to the registration statement (or otherwise filed with the SEC) are not necessarily complete. In each instance you may refer to the copy of the filed document. Each statement is qualified in its entirety by such reference.

     No person is authorized to give you any information or make any representation other than those contained or incorporated by reference in this Prospectus. Any such information or representation must not be relied upon as having been authorized. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date of the Prospectus.

INDEX TO FINANCIAL STATEMENTS CONTENTS
Page
Condensed Consolidated Balance Sheets at March 31, 2009 (unaudited) and December 31, 2008	F-2
Condensed Consolidated Statements of Operations for the three months ended March 31, 2009 and 2008 (unaudited)	F-3
Condensed Consolidated Statement of Cash Flows for the three months ended March 31, 2009 and 2008 (unaudited)	F-4
Notes to Financial Statements for the three months ended March 31, 2009 (unaudited)	F-5
Report of Independent Registered Public Accounting Firm	FF-1
Consolidated Balance Sheets	FF-2
Consolidated Statements of Operations	FF-3
Consolidated Statements of Stockholders’ Equity (Deficit)	FF-4
Consolidated Statements of Cash Flows	FF-5, FF-6
Notes to Consolidated Financial Statements	FF-7 to FF-21

AUXILIO, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	MARCH 31, 2009	DECEMBER 31, 2008
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,919,315	$1,198,126
Accounts receivable, net	1,413,207	4,201,689
Supplies	642,171	745,207
Prepaid and other current assets	41,673	33,642
Loan acquisition costs, net	3,206	44,431
Total current assets	4,019,572	6,223,095

Property and equipment, net	189,356	129,614
Deposits	28,790	28,790
Goodwill	1,517,017	1,517,017
	$5,754,735	$7,898,516

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$1,544,070	$3,236,008
Accrued compensation and benefits	387,123	662,663
Deferred revenue	450,525	489,563
Current portion of note payable, net of discount of $1,689
at March 31, 2009 and $23,413 at December 31, 2008	1,180,311	1,308,587
Current portion of capital lease obligations	-	3,913
Total current liabilities	3,562,029	5,700,734

Capital lease obligations, noncurrent	24,203	-

Commitments and contingencies	-	-

Stockholders' equity:
Common stock, par value at $0.001, 33,333,333 shares
authorized, 17,623,734 shares issued and outstanding at
March 31, 2009 and December 31, 2008, respectively	17,625	17,625
Additional paid-in capital	18,566,677	18,490,632
Accumulated deficit	(16,415,799)	(16,310,475)
Total stockholders' equity	2,168,503	2,197,782
Total liabilities and stockholders’ equity	$5,754,735	$7,898,516

The accompanying notes are an integral part of these condensed consolidated financial statements.

AUXILIO, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
	Three Months Ended March 31,
	2009	2008
Revenues	$3,727,610	$3,773,316
Cost of revenues	2,864,897	3,118,528
Gross profit	862,713	654,788
Operating expenses:
Sales and marketing	261,814	322,148
General and administrative expenses	616,693	609,576
Intangible asset amortization	-	47,743
Total operating expenses	878,507	979,467
Loss from operations	(15,794)	(324,679)
Other income (expense):
Interest expense	(88,588)	(273,138)
Interest income	1,458	2,872
Total other income (expense)	(87,130)	(270,266)
Loss before provision for income taxes	(102,924)	(594,945)
Income tax expense	2,400	2,400
Net loss	$(105,324)	$(597,345)

Net loss per share:
Basic	$(0.01)	$(0.04)
Diluted	$(0.01)	$(0.05)

Number of weighted average shares:
Basic	17,623,734	16,235,309
Diluted	17,623,734	17,324,448

The accompanying notes are an integral part of these condensed consolidated financial statements.

AUXILIO, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY THREE MONTHS ENDED MARCH 31, 2009 (UNAUDITED)

			Additional		Total
		Common Stock	Paid-in	Accumulated	Stockholders'
	Shares	Amount	Capital	Deficit	Equity
Balance at December 31, 2008	17,623,734	$17,625	$18,490,632	$(16,310,475)	$2,197,782
Stock compensation expense for options and
warrants granted to employees and directors	-	-	76,045	-	76,045
Net loss	-	-	-	(105,324)	(105,324)
Balance at March 31, 2009	17,623,734	$17,625	$18,566,677	$(16,415,799)	$2,168,503

The accompanying notes are an integral part of these condensed consolidated financial statements.

AUXILIO, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended March 31,
	2009	2008
Cash flows provided by operating activities:
Net loss	$(105,324)	$(597,345)
Adjustments to reconcile net loss to net cash
provided by operating activities:
Depreciation	31,750	29,728
Amortization of intangible assets	-	47,743
Stock compensation expense for warrants and options issued to
employees and consultants	76,045	108,817
Interest expense related to amortization of warrants issued with
loans	21,723	21,723
Interest expense related to amortization of loan acquisition costs	41,225	41,225
Interest expense related to accretion of loan discount	-	147,812
Changes in operating assets and liabilities:
Accounts receivable	2,788,482	542,491
Recovery of bad debts	-	(28,510)
Supplies	103,036	48,488
Prepaid and other current assets	(8,031)	(16,348)
Accounts payable and accrued expenses	(1,691,938)	(147,533)
Accrued compensation and benefits	(275,540)	(171,892)
Deferred revenue	(39,038)	(16,906)
Net cash provided by operating activities	942,390	9,493
Cash flows (used for) investing activities:
Purchases of property and equipment	(66,396)	(15,320)
Net cash (used for) investing activities	(66,396)	(15,320)
Cash flows (used for) financing activities:
Payments on capital leases	(4,805)	(5,438)
Payments on notes payable and long-term debt	(150,000)	(150,000)
Net cash (used for) financing activities	(154,805)	(155,438)
Net increase (decrease) in cash and cash equivalents	721,189	(161,265)
Cash and cash equivalents, beginning of period	1,198,126	666,428
Cash and cash equivalents, end of period	$1,919,315	$505,163

The accompanying notes are an integral part of these condensed consolidated financial statements.

AUXILIO, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
(UNAUDITED)

	Three Months Ended March 31,
	2009	2008
Supplemental disclosure of cash flow information:

Interest paid	$25,335	$65,630

Income taxes paid	$51,900	$11,500

The accompanying notes are an integral part of these condensed consolidated financial statements.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS THREE MONTHS ENDED MARCH 31, 2009 AND 2008 (UNAUDITED)

1. BASIS OF PRESENTATION

     The accompanying unaudited condensed consolidated financial statements of Auxilio, Inc. and its subsidiaries (“the Company”) have been prepared in accordance with generally accepted accounting principles of the United States of America (“GAAP”) for interim financial statements pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, these financial statements do not include all of the information and footnotes required by GAAP for complete financial statements. These condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the Securities and Exchange Commission (SEC) on March 27, 2009.

     The unaudited condensed consolidated financial statements included herein reflect all adjustments (which include only normal, recurring adjustments) that are, in the opinion of management, necessary to state fairly the financial position and results of operations of the Company as of and for the periods presented. The results for such periods are not necessarily indicative of the results to be expected for the full year.

     The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. As a result, actual results could differ from those estimates.

     For the three months ended March 31, 2009, the Company was able to generate sufficient cash from revenues to cover its operating expenses. However, no assurances can be given that the Company can continue to generate sufficient revenues. The Company believes that the availability of funds from equity offerings, the growth of its customer base and cost containment efforts will enable the Company to generate positive operating cash flows and to continue its operations.

     The continuing deterioration in the global credit markets, the financial services industry and the U.S. economy as a whole have been experiencing a period of substantial turmoil and uncertainty characterized by unprecedented intervention by the United States federal government and the failure, bankruptcy, or sale of various financial and other institutions. The impact of these events on our business and the severity of the current economic crisis is uncertain. It is possible that the current crisis in the global credit markets, the financial services industry and the U.S. economy may adversely affect our business, vendors and prospects as well as our liquidity and financial condition. As a result no assurances can be given as to the Company’s ability to increase its customer base and generate positive cash flows. Although the Company has been able to raise additional working capital through convertible note agreements and private placement offerings of its common stock, the Company may not be able to continue this practice in the future nor may the Company be able to obtain additional working capital through other debt or equity financings. In the event that sufficient capital cannot be obtained, the Company may be forced to significantly reduce operating expenses to a point that would be detrimental to the Company’s business operations and business development activities. These courses of action may be detrimental to the Company’s business prospects and result in material charges to its operations and financial position. In the event that any future financing should take the form of the sale of equity securities, the current equity holders may experience dilution of their investments.

     The accompanying financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated.

     The accompanying financial statements do not include a statement of comprehensive income because there were no items that would require adjustment of net income to comprehensive income during the reporting periods.

2. RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS 141(R)”). SFAS 141(R) replaces SFAS No. 141, “Business Combinations”, and is effective for the Company for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. SFAS 141(R) requires the new acquiring entity to recognize all assets acquired and liabilities assumed in the transactions; establishes an acquisition-date fair value for acquired assets and liabilities; and fully discloses to investors the financial effect the acquisition will have. There was no impact on the Company’s consolidated financial position, results of operations and cash flows as a result of the implementation of SFAS 141(R).

     In June 2008, the EITF reached a consensus on EITF Issue No. 08-4, Transition Guidance for Conforming Changes to EITF Issue No. 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios (“EITF No. 08-4”). Subsequent to the issuance of EITF No. 98-5, certain portions of the guidance contained in EITF No. 98-5 were nullified by EITF Issue No. 00-27, Application of EITF Issue No. 98-5, ‘Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios’ (“EITF No. 00-27”). However, the portions of EITF No. 98-5 that were nullified by EITF No. 00-27 were not specifically identified in EITF No. 98-5, nor were the illustrative examples in EITF No. 98-5 updated for the effects of EITF No. 00-27. EITF No. 08-4 specifically addresses the conforming changes to EITF Issue No. 98-5 and provides transition guidance for the conforming changes. EITF No. 08-4 is effective for the Company for the year ended December 31, 2008. The Company’s consolidated financial statements were not significantly impacted by the adoption of EITF No. 08-4.

     In June 2008, the FASB ratified EITF Issue No. 07-5, “Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock” (“EITF 07-5”). Equity-linked instruments (or embedded features) that otherwise meet the definition of a derivative as outlined in SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”), are not accounted for as derivatives if certain criteria are met, one of which is that the instrument (or embedded feature) must be indexed to the entity’s own stock. EITF 07-5 provides guidance on how to determine if equity-linked instruments (or embedded features) such as warrants to purchase our stock and convertible notes are considered indexed to our stock. The Company will adopt EITF 07-5, effective October 1, 2009, and apply its provisions to outstanding instruments as of that date. The Company is evaluating the effect of adoption of EITF 07-5.

3. OPTIONS AND WARRANTS

Below is a summary of Auxilio stock option and warrant activity during the three month period ended March 31, 2009:

Options			Weighted Average
		Weighted Average Exercise Price	Remaining Term	Aggregate
	Shares		in Years	Intrinsic Value
Outstanding at December 31, 2008	4,385,186	$1.15
Granted	939,000	0.55
Exercised	-	-
Cancelled	(25,151)	1.01
Outstanding at March 31, 2009	5,299,035	$1.05	7.57	$233,870
Exercisable at March 31, 2009	2,925,443	$1.18	6.37	$93,900

Warrants			Weighted Average
		Weighted Average	Remaining Term	Aggregate
	Shares	Exercise Price	in Years	Intrinsic Value
Outstanding at December 31, 2008	2,170,204	$1.37
Granted	-	-
Exercised	-	-
Cancelled	-	-
Outstanding at March 31, 2009	2,170,204	$1.43	2.71	$121,963
Exercisable at March 31, 2009	2,170,204	$1.43	2.71	$121,963

     During the three months ended March 31, 2009, the Company granted a total of 939,000 options to its employees and directors to purchase shares of the Company’s common stock at an exercise price range of $0.55 to $0.60 per share, which exercise price equals the fair value of the Company’s stock on the grant date. The options have either graded vesting annually over three years starting January 2009, or vesting over two years based on the achievement of certain financial goals. The fair value of the options was determined using the Black-Scholes option-pricing model. The assumptions used to calculate the fair market value are as follows: (i) risk-free interest rate of 0.10 to 0.19%; (ii) estimated volatility of 77.92 to 101.65%; (iii) dividend yield of 0.0%; and (iv) expected life of the options of three years.

     During the three months ended March 31, 2009, the Company amended a previous grant of a total of 500,000 warrants to its CEO and former CEO to purchase shares of the Company’s common stock at an exercise price of $0.55 per share, which exercise price equals the fair value of the Company’s stock on the date of amendment and an expiration date of March 31, 2011. The original grant had an exercise price of $0.30 per share and expired on March 31, 2009. The amended warrants were fully vested at the amendment date. The fair value of the amended warrants was determined using the Black-Scholes option-pricing model. The assumptions used to calculate the fair market value are as follows: (i) risk-free interest rate of 0.17%; (ii) estimated volatility of 72.81; (iii) dividend yield of 0.0%; and (iv) expected life of the warrants of two years. As the fair value of the amended award was less than the fair value of the old award immediately before the amendment, the Company was not required to recognize additional compensation expense with respect to this amendment.

     In November 2008 the Company entered into a five year joint marketing agreement with Sodexo Operations , LLC, (“Sodexo”) to provide Auxilio’s document services to Sodexo‘s healthcare customer base in the United States. Sodexo will invest in sales and marketing resources and assist the Company with marketing their document services to Sodexo’s US healthcare customer base of more than 1,600 hospitals. Under the terms of the agreement the Company expects to provide Sodexo with warrants to purchase up to two million shares of the Company’s common stock at a price of $1.50 per share. The first one hundred and fifty thousand warrants will vest six months after execution of the agreement. The balance of the warrants will vest after that in increments of between 75,000 and 500,000 shares dependent on the size and number of the new customer contracts that the Company enters into as a direct result of this agreement. The Company anticipates finalizing the warrant agreements during the second quarter of 2009.

     Beginning January 1, 2006, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payments” (“SFAS No. 123(R)”) on a modified prospective transition method to account for its employee stock options and warrants. For the three months ended March 31, 2009 and 2008, stock-based compensation expense recognized in the statement of operations as follows:

	2009	2008
Cost of revenues	$22,810	$37,236
Sales and marketing	17,146	22,032
General and administrative expenses	36,089	49,549
Total stock based compensation expense	$76,045	$108,817

4.      NET LOSS PER SHARE

     Basic net loss per share is calculated using the weighted average number of shares of the Company’s common stock issued and outstanding during a certain period, and is calculated by dividing net loss by the weighted average number of shares of the Company’s common stock issued and outstanding during such period. Diluted net loss per share is calculated using the weighted average number of common and potentially dilutive common shares outstanding during the period, using the as-if converted method for secured convertible notes, and the treasury stock method for options and warrants.

The following table sets forth the computation of basic and diluted net loss per share:

	Three Months Ended March 31,
	2009	2008
Numerator:
Net (loss)	$(105,324)	$(597,345)
Effects of dilutive securities:
Convertible note payable	-	(217,800)
(Loss) after effects of conversion of note payable	$(105,324)	$(815,145)

Denominator:
Denominator for basic calculation weighted average shares	17,623,734	16,235,309
Dilutive common stock equivalents:
Secured convertible notes	-	1,109,119

Denominator for diluted calculation weighted average shares	17,623,734	17,344,428

Net loss per share:

Basic net loss per share	$(0.01)	$(0.04)

Diluted net loss per share	$(0.01)	$(0.05)

5.	ACCOUNTS RECEIVABLE
	A summary as of March 31, 2009 is as follows:

	Trade receivable	$1,413,207
	Allowance for doubtful accounts	-
	Total accounts receivable	$1,413,207

6.  NOTE PAYABLE

     In April 2006, the Company entered into a $3,000,000 Fixed Price Convertible Note (the “Note”) agreement with Laurus Master Fund (LMF). The term of the Note is for three years at an interest rate of prime (as reported by the Wall Street Journal) plus 2.0%. The Note is secured by all of the Company's cash, cash equivalents, accounts, accounts receivable, deposit accounts, inventory, equipment, goods, fixtures, documents, instruments, contract rights, general intangibles, chattel paper, supporting obligations, investment property, letter of credit rights and all intellectual property now existing or hereafter arising, and all proceeds thereof. The Note contains a provision whereby the fixed conversion price to convert the Note to equity was set at a premium to the average closing price of the Company’s common stock for the 10 days prior to the closing of the transaction based on a tiered schedule. The first third of the investment amount has a fixed conversion price of $1.68, the next third has a fixed conversion price of $1.78, and the last third has a fixed conversion price of $1.92. The Company shall reduce the principal Note by 1/60th per month starting 90 days after the closing, payable in cash or registered stock.

     The Company has provided a first lien on all assets of the Company. The Company will have the option of redeeming any outstanding principal of the Note by paying to LMF 120% of such amount, together with accrued but unpaid interest under this Note. LMF earned fees in the amount of 3.5% of the total investment amount at the time of closing. LMF also received a warrant to purchase 478,527 shares of the Company’s common stock (the “Warrant”). The exercise price of the warrant is $1.96, representing a 120% premium to the average closing price of the Company’s common stock for the 10 days prior to the closing of the transaction. The warrant has a term of seven years. In addition, the Company paid loan origination fees to LMF of $105,000. The Company filed a Registration Statement on Form SB-2 with the SEC for the purpose of registering for re-sale of all shares of common stock underlying the Note and the Warrant. On August 15, 2006, such registration statement was declared effective by the SEC.

     The Company determined that the conversion feature embedded in the notes payable satisfied the definition of a conventional convertible instrument under the guidance provided in EITF 00-19 and EITF 05-02, as the conversion option’s value may only be realized by the holder by exercising the option and receiving a fixed number of shares. As such, the embedded conversion option in the notes payable qualifies for equity classification under EITF 00-19, qualifies for the scope exception of paragraph 11(a) of SAFS 133, and is not bifurcated from the host contract. The Company also determined that the warrants issued to LMF qualify for equity classification under the provisions of SFAS 133 and EITF 00-19. In accordance with the provisions of Accounting Principles Board Opinion No. 14, the Company allocated the net proceeds received in this transaction to each of the convertible debentures and common stock purchase warrants based on their relative estimated fair values. As a result, the Company allocated $2,739,320 to the convertible debentures and $260,680 to the common stock purchase warrants, which was recorded in additional paid-in-capital. In accordance with the consensus of EITF issues 98-5 and 00-27, management determined that the convertible debentures did not contain a beneficial conversion feature based on the effective conversion price after allocating proceeds of the convertible debentures to the common stock purchase warrants. The amounts recorded for the common stock purchase warrants are amortized as interest expense over the term of the convertible debentures.

     Interest charges associated with the convertible debentures, including amortization of the discount and loan acquisition costs totaled $87,811 for the three months ended March 31, 2009. In April 2009, the Company repaid the remaining principal balance of $1,182,000.

7. EMPLOYMENT AGREEMENTS

     On March 15, 2006, the Company entered in to an employment agreement with Etienne Weidemann to serve as President and Chief Operating Officer. This agreement was effective January 1, 2006, had a term of two years, and provided for a base annual salary of $175,000. Mr. Weidemann received 80,000 options and an annual bonus when certain earnings and revenue targets were accomplished. Mr. Weidemann became the Chief Executive Officer of the Company effective November 9, 2006. In November of 2007, the Company entered in to a new employment agreement with Mr. Weidemann, to continue to serve as the Company’s President and Chief Executive Officer effective January 1, 2008. The employment agreement has a term of two years, and provides for a base annual salary of $175,000 in 2008 and $190,000 in 2009. In 2008 Mr. Weidemann also participated in the Executive Bonus Plan whereby he was eligible to receive an annual bonus of 4.0% of positive EBITDA up to $3.5 million and 4.8% of EBITDA for amounts over $3.5 million. In 2009 the Compensation Committee adjusted the Executive Bonus Plan. Under the new plan, Mr. Weidemann can earn a maximum bonus of $69,300 with $34,650 earned if the Company books $20 million in new contracts in 2009 and $34,650 earned if the Company has gross margins from existing businesses of 24 percent in 2009. These bonus amounts are each reduced to a 50 percent payout if the actual performance falls short of the target by 15 percent or less. There is no payout if the actual performance falls short by more than 15 percent. Mr. Weidemann also can earn periodic commissions of 6.0% of the net cash flow from equipment sales up to $2.5 million annually and a 7.2% commission for amounts over $2.5 million. The Company may terminate Mr. Weidemann’s employment under this agreement without cause at any time on thirty days advance written notice, at which time Mr. Weidemann would receive severance pay for six months and be fully vested in all options and warrants granted to date.

     On March 15, 2006, the Company entered into an employment agreement with Paul T. Anthony to serve as Chief Financial Officer and Corporate Secretary. This new agreement was effective January 1, 2006, had a term of two years, and provided for a base annual salary of $170,000. Mr. Anthony received 75,000 options and an annual bonus when certain earnings and revenue targets were accomplished. In November of 2007, the Company entered in to a new employment agreement with Mr. Anthony, to continue to serve as the Company’s Chief Financial Officer effective January 1, 2008. The employment agreement has a term of two years, and provides for a base annual salary of $170,000 in year one and $185,000 in year two. Mr. Anthony also participated in the Executive Bonus Plan whereby he was eligible to receive an annual bonus of 2.5% of positive EBITDA up to $3.5 million and 3.0% of EBITDA for amounts over $3.5 million. In 2009 the Compensation Committee adjusted the Executive Bonus Plan. Under the new plan, Mr. Anthony can earn a maximum bonus of $42,900 with $21,450 earned if the Company books $20 million in new contracts in 2009 and $21,450 earned if the Company has gross margins from existing businesses of 24 percent in 2009. These bonus amounts are each reduced to a 50 percent payout if the actual performance falls short of the target by 15 percent or less. There is no payout if the actual performance falls short by more than 15 percent. Mr. Anthony also can earn periodic commissions of 3.0% of the net cash flow from equipment sales up to $2.5 million annually and a 3.6% commission for amounts over $2.5 million. The Company may terminate Mr. Anthony’s employment under this agreement without cause at any time on thirty days’ advance written notice, at which time Mr. Anthony would receive severance pay for six months and be fully vested in all options and warrants granted to date.

     On November 13, 2007, the Company entered in to an employment agreement with Jacques Terblanche, to serve as the Company’s Chief Operations Officer effective January 1, 2008. Mr. Terblanche has been serving in this capacity for the last year as a consultant. The employment agreement has a term of two years, and provides for a base annual salary of $165,000 in year one and $180,000 in year two. Mr. Terblanche also participated in the Executive Bonus Plan whereby he was eligible to receive an annual bonus of 3.0% of positive EBITDA up to $3.5 million and 3.6% of EBITDA for amounts over $3.5 million. In 2009 the Compensation Committee adjusted the Executive Bonus Plan. Under the new plan, Mr. Terblanche can earn a maximum bonus of $56,100 with $28,050 earned if the Company books $20 million in new contracts in 2009 and $28,050 earned if the Company has gross margins from existing businesses of 24 percent in 2009. These bonus amounts are each reduced to a 50 percent payout if the actual performance falls short of the target by 15 percent or less. There is no payout if the actual performance falls short by more than 15 percent. Mr. Terblanche also can earn periodic commissions of 4.5% of the net cash flow from equipment sales up to $2.5 million annually and a 5.4% commission for amounts over $2.5 million. The Company may terminate Mr. Terblanche’s employment under this agreement without cause at any time on thirty days’ advance written notice, at which time Mr. Terblanche would receive severance pay for six months and be fully vested in all options and warrants granted to date.

8. CONCENTRATIONS

Cash Concentrations

     At times, cash balances held in financial institutions are in excess of federally insured limits. Management performs periodic evaluations of the relative credit standing of financial institutions and limits the amount of risk by selecting financial institutions with a strong credit standing.

Major Customers

     The Company's four largest customers accounted for approximately 72% of the Company's revenues for the three months ended March 31, 2009. Accounts receivable for these customers totaled approximately $1,774,000 as of March 31, 2009. The Company's three largest customers accounted for approximately 89% of the Company's revenues for the three months ended March 31, 2008.

9. SEGMENT REPORTING

     The Company has adopted SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information.” Since the Company operates in one business segment based on the Company’s integration and management strategies, segment disclosure has not been presented.

10. SUBSEQUENT EVENT

On May 9, 2009, the Company initiated and completed a private placement of 1,416,667 shares of its common stock at a purchase price of $0.60 per share with net proceeds of $760,000. The private placement was approved by the Company’s Board of Directors on March 19, 2009. The offering price of $0.60 per share was based on the closing sales price of the Company’s common stock on March 19, 2009. The offering was made in reliance on Rule 506 of Regulation D under the Securities Act of 1933.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Auxilio, Inc.

We have audited the accompanying consolidated balance sheets of Auxilio, Inc. (the “Company”) as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the years ended December 31, 2008 and 2007. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Auxilio, Inc. as of December 31, 2008 and 2007, and the consolidated results of its operations and its cash flows for each of the years ended December 31, 2008 and 2007, in conformity with accounting principles generally accepted in the United States of America.

/s/ HASKELL & WHITE LLP

Irvine, California
March 27, 2009

	As Of December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$1,198,126	$666,428
Accounts receivable, net	4,201,689	2,405,528
Prepaid and other current assets	33,642	46,980
Supplies	745,207	729,604
Loan acquisition costs, net	44,431	-
Total current assets	6,223,095	3,848,540

Property and equipment, net	129,614	208,936
Deposits	28,790	28,790
Loan acquisition costs, net	-	209,332
Intangible assets, net	-	190,973
Goodwill	1,517,017	1,517,017
	$7,898,516	$6,003,588

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$3,236,008	$1,566,260
Accrued compensation and benefits	662,663	486,110
Deferred revenue	489,563	382,895
Loan payable, net of discount of $197,083 at December 31, 2007	-	547,917
Current portion of note payable, net of discount of $23,413 at
December 31, 2008	1,308,587	600,000
Current portion of capital lease obligations	3,913	26,361
Total current liabilities	5,700,734	3,609,543

Note payable, less current portion, net of discount of $110,306 at
December 31, 2007	-	1,221,694

Commitments and contingencies	-	-

Stockholders' equity:
Common stock, par value at $0.001, 33,333,333 shares authorized,
17,623,734 shares issued and outstanding at December 31, 2008 and
16,235,309 shares issued and outstanding at December 31, 2007	17,625	16,237
Additional paid-in capital	18,490,632	17,364,202
Accumulated deficit	(16,310,475)	(16,208,088)
Total stockholders' equity	2,197,782	1,172,351
Total liabilities and stockholders’ equity	$7,898,516	$6,003,588

The accompanying notes are an integral part of these consolidated financial statements.

AUXILIO, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2008	2007
Net revenues	$21,016,012	$19,592,946
Cost of revenues	15,907,494	15,149,055
Gross profit	5,108,518	4,443,891
Operating expenses:
Sales and marketing	1,476,223	1,215,685
General and administrative expenses	2,868,460	2,290,433
Intangible asset amortization	190,973	238,165
Total operating expenses	4,535,656	3,744,283
Income from operations	572,862	699,608
Other income (expense):
Interest expense	(625,602)	(1,026,592)
Interest income	6,244	19,269
Gain on debt extinguishment	-	241,305
Total other income (expense)	(619,358)	(766,018)

Loss before provision for income taxes	(46,496)	(66,410)
Income tax expense	55,891	5,397
Net loss	$(102,387)	$(71,807)

Net loss per share:
Basic	$(0.01)	$0.00
Diluted	$(0.01)	$(0.01)

Number of weighted average shares outstanding –
Basic	16,834,408	16,142,604
Diluted	16,834,408	21,885,453

The accompanying notes are an integral part of these consolidated financial statements.

		Common Stock	Additional Paid-in	Accumulated	Total Stockholders'
	Shares	Amount	Capital	Deficit	Equity(Deficit)

Balance at January 1, 2007	16,122,809	$16,124	$16,430,094	$(16,136,281)	$309,937
Stock compensation expense for options and warrants granted to employees and consultants
	-	-	452,014	-	452,014
Beneficial conversion feature associated
with loan payable	-	-	100,000	-	100,000

Warrants vesting in connection with
restructuring of loan payable	-	-	128,124	-	128,124

Incremental fair value of conversion
feature on loan payable	-	-	80,208	-	80,208

Stock options exercised	12,500	13	5,862	-	5,875

Common stock issued for
conversion of note payable	100,000	100	167,900	-	168,000

Net loss	-	-	-	(71,807)	(71,807)

Balance at December 31, 2007	16,235,309	16,237	17,364,202	(16,208,088)	1,172,351

Stock compensation expense for options and warrants
granted to employees and consultants	-	-	396,643	-	396,643

Conversion of loanpayable and
accrued interest to common stock	842,175	842	386,558	-	387,400

Conversion of note
payable to common stock	75,000	75	125,925	-	126,000

Warrants exercised	471,250	471	217,304	-	217,775

Net loss	-	-	-	(102,387)	(102,387)

Balance at December 31, 2008	17,623,734	$17,625	$18,490,632	$(16,310,475)	$2,197,782

The accompanying notes are an integral part of these consolidated financial statements.

AUXILIO, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2008	2007
Cash flows provided by operating activities:
Net loss	$(102,387)	$(71,807)
Adjustments to reconcile net loss to net cash provided by
operating activities:
Depreciation and amortization	119,267	131,317
Amortization of intangible assets	190,973	238,165
Bad debt recoveries	(28,510)	-
Gain on debt extinguishment	-	(139,951)
Gain on extinguishment of accrued acquisition costs unearned	-	(101,354)
Interest expense related to amortization of warrants issued with loans	86,893	127,010
Interest expense related to amortization of loan acquisition costs	164,901	226,181
Interest expense related to amortization of beneficial conversion feature	-	40,000
Stock compensation expense for options and warrants granted to employees
and consultants	396,643	452,014
Interest expense related to accretion of loan	197,083	295,625
Changes in operating assets and liabilities:
Accounts receivable	(1,767,651)	(681,270)
Prepaid and other current assets	13,338	(16,307)
Supplies	(15,603)	(39,126)
Accounts payable and accrued expenses	1,684,648	246,157
Accrued compensation and benefits	176,553	220,669
Deferred revenue	106,668	93,581
Net cash provided by operating activities	1,222,816	1,020,904
Cash flows (used for) investing activities:
Purchases of property and equipment	(39,945)	(36,484)
Net cash (used for) investing activities	(39,945)	(36,484)
Cash flows (used for) financing activities:
Repayments on loan payable	(372,500)	-
Fees paid for restructuring loan payable	-	(22,350)
Repayments on convertible note payable	(474,000)	(600,000)
Payments on capital leases	(22,448)	(20,954)
Proceeds from exercise of warrants	217,775	-
Proceeds from exercise of options	-	5,875
Net cash (used for) financing activities	(651,173)	(637,429)
Net increase in cash and cash equivalents	531,698	346,991
Cash and cash equivalents, beginning of year	666,428	319,437
Cash and cash equivalents, end of year	$1,198,126	$666,428

The accompanying notes are an integral part of these consolidated financial statements.

AUXILIO, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

	Year Ended December 31,
	2008	2007
Supplemental disclosure of cash flow information:
Interest paid	$163,446	$337,776
Income tax paid	$18,487	$2,400
Non-cash investing and financing activities:
Beneficial conversion feature associated with loan payable	$-	$100,000
Relative fair value of warrants issued related to restructuring of loan payable	$-	$128,124
Incremental fair value of conversion feature on loan payable	$-	$80,208
Loan payable, note payable and accrued interest converted to common stock	$513,400	$168,000

The accompanying notes are an integral part of these consolidated financial statements.

AUXILIO, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

(1) Summary of Significant Accounting Policies

Business Activity

The origins of the Company date back to January of 2002, when the Company’s predecessor, e-Perception Technologies, Inc. (e-Perception), a Human Resources software concern, completed a tender offer with Corporate Development Centers, Inc. (CDC). CDC’s common stock traded on the OTC Bulletin Board. In connection with the tender offer, the stockholders of e-Perception received one (1) share of CDC for each four (4) shares of e-Perception common stock they owned prior to the tender offer. As a result, e-Perception became a wholly owned subsidiary of CDC. CDC subsequently changed its name to e-Perception, Inc. Approximately eighteen months later e-Perception changed its name to PeopleView, Inc. (PeopleView), which subsequently changed its name to Auxilio, Inc. (Auxilio). The stock now trades under the symbol AUXO.OB.

In March 2004, PeopleView entered into an asset purchase and sale agreement with Workstream, Inc. (NASDQ:WSTM) (Workstream) whereby the Company sold to Workstream essentially all of its assets, including its software products and related intellectual property, its accounts receivable, certain computer equipment, customer lists, and the PeopleView name, among other things. Pursuant to an addendum to the original agreement, the final consideration the Company received was cash equal to $250,000, 246,900 shares of Workstream common stock, and a warrant to purchase an additional 50,000 shares at an exercise price of $3.00 per share. The business operations of PeopleView were discontinued as of March 2004.

On April, 1, 2004, PPVW Acquisition Company (PPVW), a wholly owned subsidiary of PeopleView, completed the acquisition of Alan Mayo and Associates, Inc. dba The Mayo Group (and referred to herein as TMG). TMG offered outsourced Image Management services to healthcare facilities throughout California, and this acquisition forms the basis for Auxilio’s current operations. Subsequent to the acquisition of TMG, PeopleView changed its name to Auxilio, Inc. and changed PPVW’s name to Auxilio Solutions, Inc.

Basis of Presentation

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. The Company has reported a net loss of $102,387 for the year ended December 31, 2008 and has an accumulated deficit of $16,310,475 as of December 31, 2008. The Company reported a net loss of $71,807 for the year ended December 31, 2007. The Company has working capital of $522,361 as of December 31, 2008.

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated.

The accompanying financial statements do not include a statement of comprehensive income because there were no items that would require adjustment of net income to comprehensive income during the reporting periods.

Liquidity

During the year ended December 31, 2008, cash provided by operating activities was $1,222,816 as compared to cash provided by operating activities of $1,020,904 for the same period in 2007. The Company has maintained a stable base of customers over this period and continues to benefit from cost savings initiatives in light of the current economic environment.

Historically the Company has incurred significant operating losses and cash outflows from operations. Significant steps were taken in 2006 to reach profitability in 2007 including the reduction in sales and operations staff in an effort to lower operating costs and the addition of four new customers including its largest customer contract to date. The Company closed large equipment sales with existing clients in 2007 and 2008 and anticipates additional equipment sales in 2009. There is also the expectation of signing additional recurring revenue customer contracts throughout 2009. It is anticipated by Management that these measures will allow the Company to continue to maintain positive cash flow for 2009 and satisfy the required 2009 debt payments to Laurus (Note 6).

The continuing deterioration in the global credit markets, the financial services industry and the U.S. economy as a whole have resulted in a period of substantial turmoil and uncertainty characterized by unprecedented intervention by the United States federal government and the failure, bankruptcy, or sale of various financial and other institutions. The impact of these events on our business and the severity of the current economic crisis is uncertain. It is possible that the current crisis in the global credit markets, the financial services industry and the U.S. economy may adversely affect our business, vendors and prospects as well as our liquidity and financial condition. As a result no assurances can be given as to the Company’s ability to increase its customer base and generate positive cash flows. Although the Company has been able to raise additional working capital through convertible note agreements and private placement offerings of its common stock, the Company may not be able to continue this practice in the future nor may the Company be able to obtain additional working capital through other debt or equity financings. In the event that sufficient capital cannot be obtained, the Company may be forced to significantly reduce operating expenses to a point that would be detrimental to the Company’s business operations and business development activities. These courses of action may be detrimental to the Company’s business prospects and result in material charges to its operations and financial position. In the event that any future financing should take the form of the sale of equity securities, the current equity holders may experience dilution of their investments.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

Revenue is recognized pursuant to applicable accounting standards including Securities and Exchange Commission (SEC) Staff Accounting Bulletin (SAB) No. 101 (SAB 101), “Revenue Recognition in Financial Statements”, and SAB 104, “Revenue Recognition”. SAB 101 as amended and SAB 104 summarize certain points of the SEC staff’s views in applying generally accepted accounting principles to revenue recognition in financial statements and provide guidance on revenue recognition issues in the absence of authoritative literature addressing a specific arrangement or a specific industry. The Company’s revenue recognition policy complies with the requirements of SAB 101 and SAB 104. Revenues from equipment sales transactions are earned when there is persuasive evidence of an arrangement, delivery has occurred, the sales price has been determined and collectability has been reasonably assured. For equipment that is to be placed at the customer’s location at a future date, revenue is deferred until that equipment is placed. Monthly service and supply revenue is earned monthly during the term of the contract, as services and supplies are provided monthly. Overages, as defined in the contract, are billed to customers monthly and are earned when the number of images in any period exceeds the number allowed for in the contract.

When the Company enters into arrangements that include multiple deliverables, they typically consist of the sale of equipment, reserve for replacement of future equipment and a support services contract. Pursuant to Emerging Issues Task Force EITF 00-21: “Revenue Arrangements with Multiple Deliverables” (“EITF 00-21”), the Company accounts for each element within an arrangement with multiple deliverables as separate units of accounting. Revenue is allocated to each unit of accounting using the residual method, which allocates revenue to each unit of accounting based on the fair value of the undelivered items, after the Company has established vendor - specific objective evidence of fair value.

Deferred Revenue

Deferred revenue is an estimate of revenue expected to be earned in the future under the equipment contracts for additional equipment (printers and faxes) to be placed at the customer’s location that has been included in the original contract amount. This additional equipment is identified by the Company at the start of a contract. Deferred revenue also includes proceeds received in excess of the residual value assigned to equipment from multiple deliverable sales, which is amortized over the expected term of the related service contract in accordance with EITF 00-21.

Cash and Cash Equivalents

For purposes of the statement of cash flows and balance sheet classification, cash equivalents include all highly liquid debt instruments with original maturities of three months or less which are not securing any corporate obligations.

Accounts Receivable

The Company provides an allowance for doubtful accounts equal to the estimated uncollectible amounts. The Company’s estimate is based on historical collection experience and a review of the current status of trade accounts receivable. It is reasonably possible that the Company’s estimate of the allowance for doubtful accounts will change. Management believes that no accounts receivable are uncollectible at December 31, 2008. The allowance for doubtful accounts was $28,500 as of December 31, 2007.

Supplies

Supplies consist of parts and supplies for the automated office equipment, including copiers, facsimile machines and printers. Supplies are valued at the lower of cost or market value on a first-in, first-out basis.

Property and Equipment

Property and equipment are carried at cost less accumulated depreciation. Depreciation of the property and equipment is provided using the straight-line method over the assets’ estimated economic lives, which range from 2 to 7 years. Expenditures for maintenance and repairs are charged to expense as incurred.

Intangible Assets

Under Statement of Financial Accounting Standard (SFAS) No. 142 (SFAS 142), “Goodwill and Other Intangible Assets”, goodwill and intangible assets with indefinite lives are no longer amortized, but the remaining useful lives are reviewed at least annually for impairment. In order to measure any impairment, the Company evaluates whether there were any events or circumstances that have occurred that may affect the carrying amount of the intangible. This testing includes the determination of the fair value of the reporting unit. If the value of the asset exceeds the fair value of the reporting unit, then the Company would estimate the undiscounted cash flows from continuing to use the asset and compare that amount to the assets carrying amount. If the carrying amount of the asset is greater than the expected future cash flows then an impairment loss would be recognized. The result of this testing indicated that a goodwill impairment charge was not necessary as of December 31, 2008 or December 31, 2007. Separately identified intangibles that are deemed to have definite lives have been amortized over their estimated useful life.

Long-Lived Assets

In accordance with SFAS Nos. 142 and 144, long-lived assets to be held and used are analyzed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. SFAS No. 142 relates to assets with an indefinite life whereas SFAS 144 relates to assets that can be amortized and the life determinable. The Company evaluates at each balance sheet date whether events and circumstances have occurred that indicate possible impairment. If there are indications of impairment, the Company uses future undiscounted cash flows of the related asset or asset grouping over the remaining life in measuring whether the assets are recoverable. In the event such cash flows are not expected to be sufficient to recover the recorded asset values, the assets are written down to their estimated fair value. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value of asset less the cost to sell. As of December 31, 2008, management has found no evidence of impairment of these assets.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial reporting requirements and those imposed under federal and state tax laws. Deferred taxes are provided for timing differences in the recognition of revenue and expenses for income tax and financial reporting purposes and are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred income tax expense represents the change during the period in the deferred tax assets and liabilities. The components of the deferred tax assets and liabilities are individually classified as current and non-current based on their characteristics. Realization of the deferred tax asset is dependent on generating sufficient taxable income in future years. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Fair Value of Financial Instruments

The Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements,” effective January 1, 2008, as required for financial assets and liabilities, on a prospective basis. SFAS 157 defines fair value, provides a framework for measuring fair value and expands the disclosures required for fair value measurements. The standard applies to other accounting pronouncements, but does not require any new fair value measurements. SFAS 157 did not have a material impact on the Company’s financial position or results of operations.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”). This statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This Statement is expected to expand the use of fair value measurement, which is consistent with the Board’s long-term measurement objectives for accounting for financial instruments. This Statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. We have adopted FAS 159 effective January 1, 2008. The Company currently has no eligible items to elect this option. The Company intends to evaluate any future potential eligible items on an instrument by instrument basis.

Stock-Based Compensation

Beginning January 1, 2006, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payments” (“SFAS No. 123(R)”) on a modified prospective transition method to account for its employee stock options. Under the modified prospective transition method, fair value of new and previously granted but unvested equity awards are recognized as compensation expense in the income statement, and prior period results are not restated.

For the years ended December 31, 2008 and 2007, stock-based compensation expense recognized in the statement of operations is as follows:

	Year Ended December 31
	2008	2007
Cost of revenues	$121,059	$119,267
Sales and marketing	80,444	111,527
General and administrative expenses	195,140	221,220
Total stock based compensation expense	$396,643	$452,014

The Company recognizes stock-based compensation as an expense in accordance with SFAS No. 123(R) and values the equity securities based on the fair value of the security on the date of grant. Stock option awards are valued using the Black-Scholes option-pricing model.

The weighted average estimated fair value of stock options granted during 2008 and 2007 was $1.68 and $0.90 per share, respectively. These amounts were determined using the Black-Scholes option-pricing model, which values options based on the stock price at the grant date, the expected life of the option, the estimated volatility of the stock, the expected dividend payments, and the risk-free interest rate over the expected life of the option. The assumptions used in the Black-Scholes model were as follows for stock options granted in 2008 and 2007:

	2008	2007

Risk-free interest rate	0.23% to 2.18%	4.33% to 5.31%
Expected volatility of common stock	75.48% to 78.66%	79.74% to 82.99%
Dividend yield	0%	0%
Expected life of options	3 years	3 years

The Black-Scholes option valuation model was developed for estimating the fair value of traded options that have no vesting restrictions and are fully transferable. Because option valuation models require the use of subjective assumptions, changes in these assumptions can materially affect the fair value of the options. The Company’s options do not have the characteristics of traded options; therefore, management believes the option valuation models do not necessarily provide a reliable measure of the fair value of its options.

Basic and Diluted Loss Per Share

In accordance with SFAS No. 128, “Earnings Per Share,” basic net income (loss) per share is calculated using the weighted average number of shares of the Company’s common stock issued and outstanding during a certain period, and is calculated by dividing net income (loss) by the weighted average number of shares of the Company’s common stock issued and outstanding during such period. Diluted net income (loss) per share is calculated using the weighted average number of common and potentially dilutive common shares outstanding during the period, using the as-if converted method for secured convertible notes, and the treasury stock method for options and warrants.

As of December 31, 2008, potentially dilutive securities consist of options and warrants to purchase 6,555,390 shares of common stock at prices ranging from $0.30 to $12.00 per share, and convertible notes that could convert into 701,137 shares of common stock. Of these potentially dilutive securities, none of the shares to purchase common stock from the options and warrants or convertible debt have been included in the computation of diluted earnings per share as their effect would be anti-dilutive.

As of December 31, 2007, potentially dilutive securities consist of options and warrants to purchase 7,320,669 shares of common stock at prices ranging from $0.30 to $12.00 per share, and convertible notes that could convert into 3,041,184 shares of common stock. Of these potentially dilutive securities, 4,619,004 shares to purchase common stock from the options and warrants have not been included in the computation of diluted earnings per share as their effect would be anti-dilutive.

The following table sets forth the computation of basic and diluted net loss per share:

	Year Ended December 31
	2008	2007
Numerator:
Net loss	$(102,387)	$(71,807)
Effects of dilutive securities:
Convertible notes payable	-	(248,249)
(Loss) after effects of conversion of notes payable	$(102,387)	$(320,056)

Denominator:
Denominator for basic calculation weighted averages	16,834,408	16,142,604

Dilutive common stock equivalents:
Secured convertible notes	-	3,041,184
Options and warrants	-	2,701,665

Denominator for diluted calculation weighted average	16,834,408	21,885,453

Net loss per share:
Basic net loss per share	$(.01)	$.00

Diluted net loss per share	$(.01)	$(.01)

Segment Reporting

Based on the Company’s integration and management strategies, the Company operated in a single business segment. For the years ended December 31, 2008 and 2007, all revenues have been derived from domestic operations.

New Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS 141(R)”). SFAS 141(R) replaces SFAS No. 141, “Business Combinations”, and is effective for the Company for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. SFAS 141(R) requires the new acquiring entity to recognize all assets acquired and liabilities assumed in the transactions; establishes an acquisition-date fair value for acquired assets and liabilities; and fully discloses to investors the financial effect the acquisition will have. The Company has evaluated the impact of this pronouncement on the Company’s consolidated financial position, results of operations and cash flows and has determined that there is no expected impact as a result of its implementation.

In June 2008, the EITF reached a consensus on EITF Issue No. 08-4, Transition Guidance for Conforming Changes to EITF Issue No. 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios (“EITF No. 08-4”). Subsequent to the issuance of EITF No. 98-5, certain portions of the guidance contained in EITF No. 98-5 were nullified by EITF Issue No. 00-27, Application of EITF Issue No. 98-5, ‘Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios’ (“EITF No. 00-27”). However, the portions of EITF No. 98-5 that were nullified by EITF No. 00-27 were not specifically identified in EITF No. 98-5, nor were the illustrative examples in EITF No. 98-5 updated for the effects of EITF No. 00-27. EITF No. 08-4 specifically addresses the conforming changes to EITF Issue No. 98-5 and provides transition guidance for the conforming changes. EITF No. 08-4 is effective for the Company for the year ended December 31, 2008. The Company’s consolidated financial statements were not significantly impacted by the adoption of EITF No. 08-4.

(2)	Accounts Receivable

	A summary of accounts receivable follows:

		As of December 31
		2008	2007
	Trade	$4,201,689	$2,434,037
	Allowance for doubtful accounts	-	(28,509)
		$4,201,689	$2,405,528

(3)	Property and Equipment

	A summary property and equipment follows:

		As of December 31
		2008	2007
	Furniture and fixtures	$53,972	$53,972
	Computers and office equipment	431,409	391,464
	Fleet equipment	178,278	178,278
	Leasehold improvements	25,202	25,202
		688,861	648,916
	Less accumulated depreciation and amortization	(559,247)	(439,980)
		$129,614	$208,936

Depreciation and amortization expense for property, equipment, and improvements amounted to $119,267 and $131,317 for the years ended December 31, 2008 and 2007, respectively.

(4) Intangible Assets and Goodwill

During 2004, as a result of the acquisition of TMG, intangible assets of $3,047,017 were acquired. This amount was reduced by $30,000 in 2005 for the return of stock issued in conjunction with acquisition that was subsequently determined to be unearned. A third party valuation was obtained to assist management in determining how much, if any, of the excess of purchase price over assets acquired and liabilities assumed should be allocated to identifiable intangible assets versus goodwill. As of December 31, 2008, goodwill totaled $1,517,017.

A summary of intangible assets with definite lives follows:

	As of December 31
	2008	2007
Customer relationships	$850,000	$850,000
Backlog	350,000	350,000
	1,200,000	1,200,000
Less accumulated amortization	(1,200,000)	(1,009,027)
	$-	$190,973

Amortization expense for intangible assets amounted to $190,973 and $238,165 for the years ended December 31, 2008 and 2007, respectively.

During the year ended December 31, 2007, management determined that $101,354 of purchase price consideration originally recorded in July 2004 in connection with the TMG acquisition was not payable by the Company, as the performance-related conditions upon which payments were contingent were never satisfied. Accordingly, the Company extinguished the related liability of $101,354 and such amount is presented in the accompanying 2007 statement of operations as gain on debt extinguishment.

(5) Loan Payable

In October 2006, the Company entered into a $1,500,000 Loan and Security Agreement (the “Loan Agreement”) with Cambria Investment Fund L.P. (“Cambria”). Michael D. Vanderhoof, a director of the Company is a principal in Cambria. Under the Loan Agreement, (i) the Company could borrow up to $1,500,000, with the final $500,000 available only after February 15, 2007 (ii) cash is advanced in $50,000 increments to the Company by Cambria Investment Fund L.P. upon request, (iii) interest accrues daily upon any unpaid principal balance at the rate of twelve percent (12%) per annum, (iv) accrued interest is payable in full on a quarterly basis and (v) the outstanding principal balance is due and payable in full on October 22, 2007. Cambria holds a second priority security interest (subject to the first lien held by Laurus Master Fund, LTD) in all of the Company’s supplies, accounts receivable, equipment, cash, deposit accounts, securities, intellectual property, chattel paper, general intangibles and instruments, now existing or hereafter arising, and all proceeds thereof. The Loan Agreement contains a provision whereby the conversion price to convert the Note to equity was set at $.46. Upon entering into this Loan Agreement Cambria earned the right to receive warrants to purchase up to 300,000 shares of the Company’s common stock at $.46. Additionally Cambria will earn the right to receive warrants to purchase up to additional 450,000 shares at $.46, with 30,000 shares vesting for every multiple of $100,000 borrowed under the Loan Agreement. Through March 2008, the Company borrowed $745,000 under the Loan Agreement. This borrowing earned Cambria the right to receive warrants to purchase 210,000 shares. The fair value of the warrant for the 300,000 shares issued upon execution was $92,558. Such amount was recorded as a loan acquisition cost and will be amortized to interest expense over the life of the note. The fair value of the warrant for the 210,000 shares issued in connection with the borrowing was $71,086. In accordance with APB 14, “Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants,” the Company has allocated a value of $71,086 to the warrants based on their relative fair value. Such amount was recorded as a discount against the carrying value of the note and will be amortized to interest expense over the life of the note. The fair value of the warrant was determined using the Black-Scholes option-pricing model, with the following assumptions: (i) no expected dividends; (ii) a risk free interest rate of 5.25%; (iii) expected volatility range of 79.05% to 79.52%; and (iv) an expected life of the warrants of five years. In lieu of exercising the warrant, Cambria may convert the warrant, in whole or in part, into a number of shares determined by dividing (a) the aggregate fair market value of the shares or other securities otherwise issuable upon exercise of the warrant minus the aggregate exercise price of such shares by (b) the fair market value of one share.

Effective July 2007, the Company restructured the Loan Agreement with Cambria Investment Fund L.P. extending the maturity date of the $745,000 outstanding balance to May 1, 2008 and extending the maturity date of the remaining unborrowed amount of $755,000 to December 31, 2008. In return, the Company paid administrative fees of $22,350, and agreed to immediately vest the remaining 240,000 unvested warrants under the original agreement and provide one additional warrant share for every two dollars of new borrowings against the $755,000. The exercise price of the additional warrants of $0.72 represents a 10% discount to the closing price of the Company’s common stock on the effective date of the restructuring. The conversion price for the amount borrowed to date remains at $0.46 per share, and the conversion price for any new borrowings and unpaid interest would be $0.72 per share. In April 2008, the Company extended the maturity date of the $745,000 to July 1, 2008 with no other changes in the terms of the Loan Agreement.

In accordance with EITF 96-19, the Company determined that the July 2007 restructuring was considered a substantial modification in the terms of the existing debt and therefore should be accounted for in the same manner as an extinguishment of the existing debt and the creation of new debt and as a result the Company recorded a gain on extinguishment of debt of $199,951. In accordance with EITF 96-19, the new debt is initially recorded at fair value and that amount is used to determine debt extinguishment gain or loss to be recognized and the effective rate of the instrument. The fees paid by the Company including the warrants and the incremental change in the fair value of the embedded conversion option are also included in determining the debt extinguishment gain.

The Company determined that the fair value of the new loan payable was $252,293. The difference between the fair value of the new loan payable and the amount of the existing debt of $745,000, less unamortized loan acquisition costs of $36,927, unamortized loan discount costs of $85,149 was used in determining the gain on debt extinguishment. The Company determined the fair value of the new loan payable by looking to the remaining unborrowed $755,000 under the arrangement and allocating $363,622 to the fair value of the embedded conversion option and $129,086 to the fair value of the warrants issuable upon borrowing. Such amounts were determined using the Black Scholes option pricing model. The fair value of the loan payable will be accreted to its stated value through periodic charges to interest expense using the straight-line method, which approximates the effective interest method.

The fees that were paid by the Company and used to determine the debt extinguishment gain included the fair value of the warrant for the 240,000 shares issued in connection with the restructuring for $128,123 and the fair value of the modification of the terms that affected the embedded conversion option, calculated as the difference between the fair value of the embedded conversion option immediately before and after the modification, was $80,208.

The fair values were determined using the Black-Scholes option-pricing model, with the following assumptions: (i) no expected dividends; (ii) a risk free interest rate of 5.31%; (iii) expected volatility of 81.14%; and (iv) a term of 10 months for the embedded conversion option and 5 years for the warrants.

Interest charges associated with the Loan, including amortization of the discount, loan acquisition costs and accreted interest costs totaled $242,280 and $480,637 for the years ended December 31, 2008 and 2007, respectively.

On July 1, 2008, $372,500 of the principal balance of the loan and $14,900 of the interest due was converted to common stock with the remaining outstanding principal balance of $372,500, along with $7,450 of interest due, paid to Cambria in cash.

On December 31, 2008, the Loan expired thus ending the availability of the remaining unborrowed amount of $755,000.

(6) Note Payable

In April 2006, the Company entered into a $3,000,000 Fixed Price Convertible Note (the “Note”) agreement with Laurus Master Fund (LMF). The term of the Note is for three years at an interest rate of WSJ prime plus 2.0%. The Note is secured by all of the Company's cash, cash equivalents, accounts, accounts receivable, deposit accounts, supplies, equipment, goods, fixtures, documents, instruments, contract rights, general intangibles, chattel paper, supporting obligations, investment property, letter of credit rights and all intellectual property now existing or hereafter arising, and all proceeds thereof. The Note contains a provision whereby the fixed conversion price to convert the Note to equity was set at a premium to the average closing price of the Company’s common stock for the 10 days prior to the closing of the transaction based on a tiered schedule. The first third of the investment amount has a fixed conversion price of $1.68, the next third has a fixed conversion price of $1.78, and the last third will has a fixed conversion price of $1.92. The Company shall reduce the principal Note by 1/60th per month starting 90 days after the closing, payable in cash or registered stock.

The Company has provided a first lien on all assets of the Company. The Company will have the option of redeeming any outstanding principal of the Note by paying to the LMF 120% of such amount, together with accrued but unpaid interest under this Note. LMF earned fees in the amount of 3.5% of the total investment amount at the time of closing. LMF also received a warrant to purchase 478,527 shares of the Company’s common stock (the “Warrant”). The exercise price of the warrant is $1.96, representing a 120% premium to the average closing price of the Company’s common stock for the 10 days prior to the closing of the transaction. The warrant has a term of seven years. In addition, the Company paid loan origination fees to LMF of $105,000. The Company filed a Registration Statement on Form SB-2 with the SEC for the purpose of registering for re-sale all shares of common stock underlying the Note and the Warrant. On August 15, 2006, such registration statement was declared effective by the SEC.

The Company determined that the conversion feature embedded in the notes payable satisfied the definition of a conventional convertible instrument under the guidance provided in EITF 00-19 and EITF 05-02, as the conversion option’s value may only be realized by the holder by exercising the option and receiving a fixed number of shares. As such, the embedded conversion option in the notes payable qualifies for equity classification under EITF 00-19, qualifies for the scope exception of paragraph 11(a) of SFAS 133, and is not bifurcated from the host contract. The Company also determined that the warrants issued to LMF qualify for equity classification under the provisions of SFAS 133 and EITF 00-19. In accordance with the provisions of Accounting Principles Board Opinion No. 14, the Company allocated the net proceeds received in this transaction to each of the convertible debentures and common stock purchase warrants based on their relative estimated fair values. As a result, the Company allocated $2,739,320 to the convertible debentures and $260,680 to the common stock purchase warrants, which was recorded in additional paid-in-capital. In accordance with the consensus of EITF issues 98-5 and 00-27, management determined that the convertible debentures did not contain a beneficial conversion feature based on the effective conversion price after allocating proceeds of the convertible debentures to the common stock purchase warrants. The amounts recorded for the common stock purchase warrants are amortized as interest expense over the term of the convertible debentures.

Laurus Master Fund converted $126,000 and $168,000 of the amount due on the Note into 75,000 and 100,000 shares of common stock during the years ended December 31, 2008 and 2007, respectively.

Interest charges associated with the convertible debentures, including amortization of the discount and loan acquisition costs totaled $382,810 and $492,944 for the years ended December 31, 2008 and 2007, respectively.

(7) Warrants

Below is a summary of warrant activity during the years ended December 31, 2007 and 2008:

		Weighted	Weighted	Aggregate
	Number	Average	Average Remaining	Intrinsic
	of Shares	Exercise Price	Term in Years	Value
Outstanding at January 1, 2007	2,451,742	$1.34	4.44	$65,650
Granted in 2007	717,500	$0.60
Exercised in 2007	-	$-
Cancelled in 2007	(121,555)	$1.62
Outstanding at December 31, 2007	3,047,687	$1.15
Granted in 2008	-	$-
Exercised in 2008	(471,250)	$.46
Cancelled in 2008	(406,233)	$.72
Outstanding at December 31, 2008	2,170,204	$1.37

Warrants exercisable at December 31, 2007	2,685,521	$1.21	3.96	$1,655,457

Warrants exercisable at December 31, 2008	2,170,204	$1.37	2.50	$159,088

The following tables summarize information about warrants outstanding and exercisable at December 31, 2008:

			Weighted Average	Outstanding		Exercisable Warrants
		Number of	Remaining in	Warrants Weighted	Number of	Weighted Average
	Range of Exercise Prices	Shares Outstanding	Contractual Life in Years	Average Exercise Price	Warrants Exercisable	Exercise Price
	$0.30 to $0.75	878,750	2.24	$0.37	878,750	$0.37
	$1.02 to $1.90	162,500	1.90	$1.80	162,500	$1.80
	$1.90 to $2.00	941,041	3.10	$1.96	941,041	$1.96
	$2.00 to $2.75	179,580	1.18	$2.36	179,580	$2.36
	$3.00 to $12.00	8,333	1.33	$12.00	8,333	$12.00
	$0.30 to $12.00	2,170,204	2.50	$1.37	2,170,204	$1.37

(8)	Stock Option Plans:

Effective June 15, 2000, the Company adopted the 2000 Stock Option Plan under which all employees may be granted options to purchase shares of the Company’s authorized but unissued common stock. The maximum number of shares of the Company’s common stock available for issuance under the Plan was 183,333 shares. Under the Plan, the option exercise price was equal to the fair market value of the Company’s common stock at the date of grant. Options expire no later than 10 years from the grant date and generally vest within five years. In 2001, the Company elected to fully vest all outstanding options.

In October 2001, the Company approved the 2001 Stock Option Plan under which all employees may be granted options to purchase shares of the Company’s authorized but unissued common stock. The maximum number of shares of the Company’s common stock available for issuance under the Plan was 450,000 shares. Under the Plan, the option exercise price was equal to the fair market value of the Company’s common stock at the date of grant. Options expire no later than 10 years from the grant date and generally vest within five years.

In May 2003, the stockholders approved the PeopleView, Inc. 2003 Stock Option Plan (the 2003 Plan). The 2003 Plan was the successor to the Company’s existing 2000 Stock Option Plan and 2001 Stock Option Plan (together, the Predecessor Plans). The 2003 Plan became effective immediately upon stockholder approval at the Annual Meeting on May 15, 2003, and all outstanding options under the Predecessor Plans were incorporated into the 2003 Plan at that time. On May 15, 2003, 567,167 shares had been granted pursuant to the Predecessor Plans, with 66,166 shares available to grant. On May 15, 2003, stockholders approved 833,333 shares for the 2003 plan. Together with the Predecessor Plans, 899,500 shares were available to grant, and 567,167 had been granted. The Predecessor Plans terminated, and no further option grants will be made under the Predecessor Plans. However, all outstanding options under the Predecessor Plans continue to be governed by the terms and conditions of the existing option agreements for those grants except to the extent the Board or Compensation Committee elects to extend one or more features of the 2003 Plan to those options. Under the Plan, the option exercise price was equal to the fair market value of the Company’s common stock at the date of grant. Options expire no later than 10 years from the grant date and generally vest within five years.

     In May 2004, the stockholders approved the Auxilio, Inc. 2004 Stock Incentive Plan (the 2004 Plan). The 2004 Plan is the successor to the Company’s existing 2000 Stock Option Plan, 2001 Stock Option Plan, and the 2003 Stock Option Plan (together, the Predecessor Plans). The 2004 Plan became effective immediately upon stockholder approval at the Annual Meeting on May 12, 2004, and all outstanding options under the Predecessor Plans were incorporated into the 2004 Plan at that time. On May 12, 2004, 714,750 shares had been granted pursuant to the Predecessor Plans, with 751,987 shares available to grant. On May 12, 2004, stockholders approved 2,000,000 shares for the 2004 plan. Together with the Predecessor Plans, 3,466,667 shares were available to grant, and 714,750 had been granted. The Predecessor Plans terminated, and no further option grants will be made under the Predecessor Plans. However, all outstanding options under the Predecessor Plans continue to be governed by the terms and conditions of the existing option agreements for those grants except to the extent the Board or Compensation Committee elects to extend one or more features of the 2004 Plan to those options. Under the Plan, the option exercise price is equal to the fair market value of the Company’s common stock at the date of grant. Options expire no later than 10 years from the grant date and generally vest within five years.

     In May 2007, the stockholders approved the Auxilio, Inc. 2007 Stock Option Plan (the 2007 Plan). The 2007 Plan is the successor to the Company’s existing 2000 Stock Option Plan, 2001 Stock Option Plan, the 2003 Stock Option Plan, and the 2004 Stock Incentive Plan (together, the Predecessor Plans). The 2007 Plan became effective immediately upon stockholder approval at the Annual Meeting on May 16, 2007, and all outstanding options under the Predecessor Plans were incorporated into the 2007 Plan at that time. On May 16, 2007, 2,890,147 shares had been granted pursuant to the Predecessor Plans, with 576,519 shares available to grant. On May 16, 2007, stockholders approved 1,003,334 shares for the 2007 plan. Together with the Predecessor Plans, 4,470,000 shares were available to grant, and 2,890,147 had been granted. The Predecessor Plans terminated, and no further option grants will be made under the Predecessor Plans. However, all outstanding options under the Predecessor Plans continue to be governed by the terms and conditions of the existing option agreements for those grants except to the extent the Board or Compensation Committee elects to extend one or more features of the 2007 Plan to those options. As of December 31, 2008, the remaining number of shares available for future grants under the 2007 Plan was 66,064 shares. Under the Plan, the option exercise price is equal to the fair market value of the Company’s common stock at the date of grant. Options expire no later than 10 years from the grant date and generally vest within three years.

Additional information with respect to these Plans’ stock option activity is as follows:

		Weighted	Weighted	Aggregate
		Average	Average Remaining	Intrinsic
	Number of Shares	Exercise Price	Term in Years	Value
Outstanding at January 1, 2007	2,182,648	$1.39
Granted in 2007	2,293,000	$0.90
Exercised in 2007	(12,500)	$0.47
Cancelled in 2007	(205,500)	$1.49
Outstanding at December 31, 2007	4,257,648	$1.12	8.20	$2,335,007
Granted in 2008	238,500	$1.68
Exercised in 2008	-	$-
Cancelled in 2008	(110,962)	$1.49
Outstanding at December 31, 2008	4,385,186	$1.15	7.30	$2,335,007

Options exercisable at December 31, 2007	1,518,675	$1.32	6.48	$679,922

Options exercisable at December 31, 2008	2,527,326	$1.24	6.47	$20,960

The following table summarizes information about stock options outstanding and exercisable at December 31, 2008:
Range of Exercise Prices	Number of Shares Outstanding	Weighted Average Remaining in Contractual Life in Years	Outstanding Options Weighted Average Exercise Price	Number of Options Exercisable	Exercisable Options Weighted Average Exercise Price

$0.30 to $0.75	1,022,500	7.90	$0.53	343,500	$0.53
$0.75 to $0.90	928,330	5.38	$0.83	848,385	$0.83
$1.02 to $1.84	1,915,205	8.22	$1.37	863,790	$1.40
$1.90 to $2.00	444,818	6.20	$1.99	427,318	$2.00
$2.00 to $2.75	30,000	9.68	$2.15	-	$-
$3.00 to$6.75	44,333	3.85	$3.85	44,333	$3.85
$0.30 to $6.75	4,385,186	7.30	$1.15	2,527,326	$1.24

(9) Income Taxes

For the years ended December 31, 2008 and 2007, the components of income tax expense are as follows:

	2008	2007
Current provision:
Federal	$4,238	$2,997
State	51,653	2,400
	55,891	5,397
Deferred benefit:
Federal	-	-
State	-	-
	-	-
Income tax expense	$55,891	$5,397

Income tax provision amounted to $55,891 and $5,397 for the years ended December 31, 2008 and 2007, respectively (an effective rate of (120.2)% for 2008 and (16.1)% for 2007). A reconciliation of the provision for income taxes with amounts determined by applying the statutory U.S. federal income tax rate to income before income taxes is as follows:

	2008	2007
Computed tax at federal statutory rate of 34%	$(15,800)	11,400
State taxes, net of federal benefit	34,100	1,600
Non deductible items	23,100	50,978
Other	32,257	(79,341)
Change in valuation allowance	(17,766)	20,760
	$55,891	$5,397

Realization of deferred tax assets is dependent on future earnings, if any, the timing and amount of which is uncertain. Accordingly, a valuation allowance, in an amount equal to the net deferred tax asset as of December 31, 2008 and 2007 has been established to reflect these uncertainties. As of December 31, 2008 and 2007, the net deferred tax asset before valuation allowances is approximately $4,578,000 and $4,451,000, respectively, for federal income tax purposes, and $935,000 and $831,000, respectively for state income tax purposes.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities are as follows:

	2008	2007
Deferred tax assets:
Allowance for doubtful accounts	$-	$12,200
Accrued salaries/vacation	93,200	38,100
Accrued equipment pool	18,500	19,400
State taxes	16,300	1,100
Stock options	604,000	535,400
Net operating loss carryforwards	4,993,600	5,003,600
Total deferred tax assets	5,725,600	5,609,800

Deferred tax liabilities:
Depreciation	20,400	33,000
Amortization of intangibles	1,500	83,300
Other	190,700	211,000
Total deferred tax liabilities	212,600	327,300

Net deferred assets before valuation allowance	5,513,000	5,282,500
Valuation allowance	(5,513,000)	(5,282,500)
Net deferred tax assets	$-	$-

At December 31, 2008, the Company has available unused net operating loss carryforwards of approximately $12,415,000 for federal and $8,739,000 for state that may be applied against future taxable income and that, if unused, expire beginning in 2013 through 2027.

Utilization of the net operating loss carryforwards may be subject to a substantial annual limitation due to ownership change limitations provided by the Internal Revenue Code under section 382. The annual limitation may result in the expiration of net operating loss carryforwards before utilization.

Effective January 1, 2007, the Company adopted Financial Accounting Standards Interpretation, ("FIN No. 48"), Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109. FIN No. 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of uncertain tax positions taken or expected to be taken in a company's income tax return, and also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN No. 48 utilizes a two-step approach for evaluating uncertain tax positions accounted for in accordance with SFAS No. 109, Accounting for Income Taxes ("SFAS No. 109"). Step one, Recognition, requires a company to determine if the weight of available evidence indicates that a tax position is more likely than not to be sustained upon IRS audit, including resolution of related appeals or litigation processes, if any. Step two, Measurement, is based on the largest amount of benefit, which is more likely than not to be realized upon ultimate settlement.

The Company’s adoption of FIN No. 48 resulted in no adjustments to its financial statements for the year ended December 31, 2007.

The Company recognizes interest and penalties accrued on any unrecognized tax benefits as a component of its provision for income taxes. As of December 31, 2008 and 2007, the Company had no accrual for payment of interest and penalties related to unrecognized tax benefits, nor were any amounts for interest or penalties recognized during the years ended December 31, 2008 and 2007.

(10) Retirement Plan

The Company sponsors a 401(k) plan (the Plan) for the benefit of employees who are at least 21 years of age. The Company’s management determines, at its discretion, the annual and matching contribution. The Company elected not to contribute to the Plan for the years ended December 31, 2008 and 2007.

(11) Commitments

Leases

The Company leases its Mission Viejo, California facility under a noncancellable operating lease. The lease expires in February 2010. Rent expense for the years ended December 31, 2008 and 2007 totaled $164,254 and $177,780, respectively. Future minimum lease payments under non-cancelable operating leases during subsequent years are as follows:

December 31	Payments
2009	171,470
2010	28,690
Total	$200,160
Employment Agreements

In November of 2007, the Company entered in to a new employment agreement with Etienne Weidemann, to continue to serve as the Company’s President and Chief Executive Officer effective January 1, 2008. The employment agreement has a term of two years, and provides for a base annual salary of $175,000 in year one and $190,000 in year two. Mr. Weidemann is also eligible to receive an annual bonus and periodic commissions if certain earnings and revenue targets are satisfied during the applicable fiscal year. The Company may terminate Mr. Weidemann’s employment under this agreement without cause at any time on thirty days’ advance written notice, at which time Mr. Weidemann would receive severance pay for six months and be fully vested in all options and warrants granted to date. The foregoing descriptions of Mr. Weidemann’s employment agreement is qualified in its entirety by reference to the full text of such agreement, which is filed as Exhibit 10.1 to Form 10-QSB filed with the SEC on November 16, 2007.

Effective January 1, 2006, the Company entered in to an employment agreement with Etienne Weidemann, to serve as the Company’s President and Chief Operating Officer. The employment agreement has a term of two years, and provides for a base annual salary of $175,000. Mr. Weidemann is also eligible to receive an annual bonus if certain earnings and revenue targets are satisfied during the applicable fiscal year. Upon execution of the Agreement, Mr. Weidemann received 80,000 options. The Company may terminate Mr. Weidemann’s employment under this agreement without cause at any time on thirty days’ advance written notice, at which time Mr. Weidemann would receive severance pay for twelve months and be fully vested in all options and warrants granted to date. Mr. Weidemann was appointed Chief Executive Officer of the Company effective November 9, 2006. The terms of Mr. Weidemann employment are still governed by his current employment agreement. The foregoing descriptions of Mr. Weidemann’s employment agreement is qualified in its entirety by reference to the full text of such agreement, which was filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed with the SEC on March 22, 2006.

In November of 2007, the Company entered in to a new employment agreement with Paul T. Anthony, to continue to serve as the Company’s Chief Financial Officer effective January 1, 2008. The employment agreement has a term of two years, and provides for a base annual salary of $170,000 in year one and $185,000 in year two. Mr. Anthony is also eligible to receive an annual bonus and periodic commissions if certain earnings and revenue targets are satisfied during the applicable fiscal year. The Company may terminate Mr. Anthony’s employment under this agreement without cause at any time on thirty days’ advance written notice, at which time Mr. Anthony would receive severance pay for six months and be fully vested in all options and warrants granted to date. The foregoing descriptions of Mr. Anthony’s employment agreement is qualified in its entirety by reference to the full text of such agreement, which is filed as Exhibit 10.2 to Form 10-QSB filed with the SEC on November 16, 2007.

Effective January 1, 2006, the Company entered into an employment agreement with Paul T. Anthony, to serve as the Company’s Chief Financial Officer. The employment agreement has a term of two years, and provides for a base annual salary of $170,000. Mr. Anthony is also eligible to receive an annual bonus if certain earnings and revenue targets are satisfied during the applicable fiscal year. Upon execution of the agreement, Mr. Anthony received 75,000 options. The Company may terminate Mr. Anthony’s employment under this agreement without cause at any time on thirty days’ advance written notice, at which time Mr. Anthony would receive severance pay for six months and be fully vested in all options and warrants granted to date. The foregoing descriptions of Mr. Anthony’s employment agreement is qualified in its entirety by reference to the full text of such agreement, which was filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K, filed with the SEC on March 22, 2006.

In November of 2007, the Company entered in to an employment agreement with Jacques Terblanche, to serve as the Company’s Chief Operations Officer effective January 1, 2008. Mr. Terblanche has been serving in this capacity for the last year as a consultant. The employment agreement has a term of two years, and provides for a base annual salary of $165,000 in year one and $180,000 in year two. Mr. Terblanche is also eligible to receive an annual bonus and periodic commissions if certain earnings and revenue targets are satisfied during the applicable fiscal year. The Company may terminate Mr. Terblanche’s employment under this agreement without cause at any time on thirty days’ advance written notice, at which time Mr. Terblanche would receive severance pay for six months and be fully vested in all options and warrants granted to date. The foregoing descriptions of Mr. Terblanche’s employment agreement are qualified in their entirety by reference to the full text of such agreement, which is filed as Exhibit 10.3 to Form 10-QSB filed with the SEC on November 16, 2007.

(12) Concentrations

Cash Concentrations

At times, cash balances held in financial institutions are in excess of federally insured limits. Management performs periodic evaluations of the relative credit standing of financial institutions and limits the amount of risk by selecting financial institutions with a strong credit standing.

Major Customers

For the year ended December 31, 2008, there were two customers that each generated at least 10% of the Company’s revenues and these two customers represented a total of 54% of revenues. As of December 31, 2008, accounts receivable due from these customers total approximately $1,989,000.

For the year ended December 31, 2007, there were three customers that each generated at least 10% of the Company’s revenues and these three customers represented a total of 73% of revenues. As of December 31, 2007, gross accounts receivable due from these customers total approximately $1,078,000.

(13) Related Party Transactions

In September 2006, the Company entered in to a consulting agreement with John D. Pace, a director, and Chairman of the Board to provide support to the Company in the capacity of Chief Strategy Officer. Mr. Pace was entitled to receive $6,000 per month through December 2007 for his services. In addition, Mr. Pace was entitled to receive cash commission at a rate of 1% of the gross proceeds of a sale for any business closed through introductions made by him through December 2007. The agreement terminated December 31, 2007. In November 2007, the Company entered into a revised consulting agreement with Mr. Pace. Under this revised agreement, Mr. Pace was entitled to receive only the $6,000 per month through December 2008 for his services. The agreement terminated December 31, 2008. Total cash compensation to Mr. Pace for the years ended December 31, 2007 and 2008 was $72,000 and $82,000, respectively.